Exhibit 10.28

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CORNERSTONE THERAPEUTICS INC.,

COHESION MERGER SUB, INC.,

CARDIOKINE, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of December 28, 2011

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4.1	Organization, Standing and Power	40
4.2	Authority; No Conflict; Required Filings and Consents	40
4.3	Litigation	41
4.4	Operations of the Transitory Subsidiary	42
4.5	Financing	42
4.6	Solvency	42
4.7	No Other Representations or Warranties	42
4.8	Competing Products	43
ARTICLE V	CONDUCT OF BUSINESS	43
5.1	Covenants of the Company	43
5.2	Severance Costs	45
5.3	Confidentiality	45
ARTICLE VI	ADDITIONAL AGREEMENTS	45
6.1	No Solicitation	45
6.2	Stockholder Consent or Approval	46
6.3	Access to Information	46
6.4	Legal Conditions to the Merger	46
6.5	Public Disclosure	47
6.6	Indemnification of Directors and Officers	47
6.7	Notification of Certain Matters	48
6.8	[Reserved]	48
6.9	280G Matters	48
6.10	Tax Matters	49
ARTICLE VII	CONDITIONS TO MERGER	51
7.1	Conditions to Each Party’s Obligation To Effect the Merger	51
7.2	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	51
7.3	Additional Conditions to Obligations of the Company	52
ARTICLE VIII	TERMINATION AND AMENDMENT	53
8.1	Termination	53
8.2	Effect of Termination	53
8.3	Fees and Expenses	54
8.4	Amendment	54
8.5	Extension; Waiver	54
ARTICLE IX	INDEMNIFICATION	54
9.1	Indemnification by Company Participating Equityholders	54
9.2	Indemnification by Buyer	55
9.3	Claims for Indemnification	56
9.4	Survival	57
9.5	Limitations.	58
9.6	Right of Set Off	59
9.7	Treatment of Indemnity Payments	60
ARTICLE X	MISCELLANEOUS	60
10.1	Notices	60

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10.2	Entire Agreement	61
10.3	No Third Party Beneficiaries	62
10.4	Assignment	62
10.5	Severability	62
10.6	Counterparts and Signature	63
10.7	Interpretation	63
10.8	Governing Law	63
10.9	Remedies	63
10.10	Submission to Jurisdiction	64
10.11	Disclosure Schedules	64
10.12	Company’s Knowledge	64

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 28, 2011, by and among Cornerstone Therapeutics Inc., a Delaware corporation (the “Buyer”), Cohesion Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), Cardiokine, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Indemnification Representative.

WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company; and

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as “is” required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on December 30, 2011 (the “Closing Date”), subject to satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended in its entirety to read as set forth on Exhibit A. The by-laws of the Transitory Subsidiary, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by the terms of the certificate of incorporation of the Surviving Corporation and by the terms of such by-laws. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

1.5 Stock Certificates. At the Closing, the Company shall deliver to the Buyer, for cancellation by the Buyer, all stock certificates representing, as of immediately prior to the Effective Time, shares of Company Stock.

1.6 Statement of Liabilities. No later than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to the Buyer a certificate containing a description and the outstanding balance of the Liabilities contemplated by Section 3.5(b) of this Agreement, including the timing and amounts of payments with respect to any such Liabilities required after the Closing, if any.

1.7 Charter Amendment. Promptly following execution and delivery of this Agreement, the Company shall file with the Secretary of State of the State of Delaware the Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of the Company attached as Exhibit B.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock; Product Payments.

(a) Capital Stock of the Transitory Subsidiary. At the Effective Time, each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. At the Effective Time, all shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (“Company Series A Convertible Preferred Stock”), Series B Convertible Preferred Stock, par value $0.001 per share, of the Company (“Company Series B Convertible Preferred Stock”) and Series B1 Preferred Stock, par value $0.001 per share, of the Company (“Company Series B1 Preferred Stock” and, together with Company Series A Convertible Preferred Stock and Company Series B Convertible Preferred Stock, “Company Preferred Stock”, and together with Company Common Stock, Company Series A Convertible Preferred Stock and Company Series B Convertible Preferred Stock, the “Company Stock”), that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and shall cease to exist and no payment or consideration shall be delivered in exchange therefor.

(c) Conversion of Company Stock. Each share of Company Stock outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares and (ii) shares cancelled pursuant to Section 2.1(b)) shall, by virtue of the Merger and without any action on the part of the Buyer or any holder of Company Stock, be converted into the right to receive the amounts, if any, to which the holder of such share is entitled pursuant to Section 2.6(b) (such amounts, the “Applicable Merger Consideration”).

(d) Product Payments. The Buyer shall make the following payments, in each case, in accordance with Section 2.6 (each, a “Product Payment”):

(i) [####]

[####]

[####]

(e) Payments for Company Cash and Cash Equivalents. At the Closing, the Buyer shall pay to the party or account designated by the Indemnification Representative, (1) [####] (the “Initial Common Amount”) for distribution to the holders of Company Common Stock, with each such holder being paid his, her or its Common Pro Rata Share of the Initial Common Amount by the Indemnification Representative and (2) for distribution to the Company Participating Equityholders in accordance with Section 2.6(b), an amount in cash equal to (w) the amount of cash and cash equivalents held by the Company as of the close of business on the Business Day prior to the Closing Date minus (x) the amount necessary for the Company to meet its Liabilities in excess of [####] (the “Excess Liability Amount”) minus (y) [####] (the “General Escrow Funds”) minus (z) the Initial Common Amount. The Surviving Corporation shall provide the Company Participating Equityholders reasonable access upon written request to the books and records of the Company, solely as they relate to the amount of cash and cash equivalents held by the Company as of the close of business on the Business Day prior to the Closing Date, during business hours during the five (5) Business Days immediately following the Closing Date.

(f) General Escrow. At the Closing, the Buyer shall deposit the General Escrow Funds in an account (the “General Escrow Account) with JP Morgan Chase Bank, N.A. (the “Escrow Agent”) pursuant to an escrow agreement attached as Exhibit C, to secure the indemnification obligations of the Company Participating Equityholders under this Agreement. On the date that is 18 months after the Closing Date, the Buyer and the Indemnification Representative shall jointly instruct the Escrow Agent to release any remaining General Escrow Funds not otherwise subject to outstanding claims pursuant to Article IX hereof to the party or account designated by the Indemnification Representative for further distribution in accordance with Section 2.6(b).

2.2 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Stock held by a holder who has made a demand for appraisal of such shares of Company Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or who shall have effectively withdrawn or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Applicable Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Applicable Merger Consideration payable in respect thereof pursuant to this Agreement, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer, which consent shall not be unreasonably withheld, conditioned or delayed.

2.3 Indemnification Representative

(a) Shareholder Representative Services LLC (the “Indemnification Representative”) is hereby authorized to act on behalf of the Company Participating Equityholders in connection with the transactions contemplated by this Agreement and in any litigation or arbitration involving this Agreement, and to make payments to Company Participating Equityholders pursuant to Section 2.6. In connection therewith, the Indemnification Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Indemnification Representative shall deem necessary or appropriate, and shall have the power and authority to:

(i) act for the Company Participating Equityholders with regard to all matters pertaining to indemnification pursuant to Article IX of this Agreement, including the power to compromise any indemnity claim on behalf of the Company Participating Equityholders and to transact matters of litigation;

(ii) execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Indemnification Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii)receive funds, make payments of funds, and give receipts for funds, or appoint an agent or advisor for such purposes;

(iv)do or refrain from doing any further act or deed on behalf of the Company Participating Equityholders that the Indemnification Representative deems necessary or appropriate in their discretion relating to the subject matter of this Agreement as fully and completely as the Company Participating Equityholders could do if personally present;

(v) give and receive all notices required to be given or received by the Company Participating Equityholders under this Agreement; and

(vi)receive service of process in connection with any claims under this Agreement.

(b) All decisions and actions by the Indemnification Representative shall be binding upon all Company Participating Equityholders, and no Company Participating Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) Prior to the Effective Time, the Company shall pay $0 to the Indemnification Representative (the “Indemnification Representative’s Fund”), which Indemnification Representative’s Fund shall be maintained by the Indemnification Representative in a segregated account (the “Indemnification Representative’s Account”). The Indemnification Representative shall be reimbursed for reasonable out-of-pocket expenses incurred in the performance of its duties (including the reasonable fees and expenses of counsel) under this Agreement from the Indemnification Representative’s Fund. Upon the determination of the Indemnification Representative that the Indemnification Representative’s Fund is no longer necessary in connection with indemnification claims that may be brought hereunder, the Indemnification Representative shall distribute to the Company Participating Equityholders (solely out of the Indemnification Representative’s Fund) the amount remaining in the Indemnification Representative’s Fund after payment of all of the Indemnification Representative’s out-of-pocket expenses incurred in connection with its services as Indemnification Representative (such amount, the “Residual Indemnification Representative’s Fund Amount”) in accordance with Section 2.6(b) hereof. The Indemnification Representative shall hold and disburse the Indemnification Representative’s Account in trust for all of the Company Participating Equityholders, and the Indemnification Representative’s Account shall not be used for any other purpose and shall not be available to the Buyer to satisfy any claims hereunder. The Company Participating Equityholders shall not receive interest or other earnings on the Indemnification Representative’s Account and the Company Participating Equityholders irrevocably transfer and assign to the Indemnification Representative any ownership right that they may have in any interest that may accrue on funds held in the Indemnification Representative’s Account. The Company Participating Equityholders acknowledge that the Indemnification Representative is not providing any investment supervision, recommendations or advice. The Indemnification Representative shall have no responsibility or liability for any loss of principal of the Indemnification Representative’s Account other than as a result of its gross negligence or willful misconduct. For tax purposes, the Indemnification Representative’s Account shall be treated as having been received and voluntarily set aside by the Company Participating Equityholders at the time of Closing. The Company Participating Equityholders shall not receive interest or other earnings on the Indemnification Representative’s Account and the Company Participating Equityholders irrevocably transfer and assign to the Indemnification Representative any ownership right that they may have in any interest that may accrue on funds held in the Indemnification Representative’s Account as a fee to the Indemnification Representative. The Company Participating Equityholders acknowledge that the Indemnification Representative is not providing any investment supervision, recommendations or advice. The Indemnification Representative shall have no responsibility or liability for any loss of principal of the Indemnification Representative’s Account other than as a result of its gross negligence or willful misconduct. The parties agree that the Indemnification Representative is not acting as a withholding agent or in any similar capacity in connection with the Indemnification Representative’s Account. If any tax reporting is required with respect to the ultimate distribution of any balance of the Indemnification Representative’s Account, then the Indemnification Representative will provide to Buyer or its designated agent, upon request, information regarding the amounts distributed to each Company Participating Equityholder, to be used by Buyer or its agent in completing any required tax reporting. Any portion of the Indemnification Representative’s Account that remains undeliverable or unclaimed after six months of the initial delivery attempt shall promptly be paid to Buyer and handled in the same manner as other unclaimed funds as provided in this Agreement.

(d) The Indemnification Representative shall act for the Company Participating Equityholders on all of the matters set forth in this Agreement in the manner the Indemnification Representative believes to be in the best interest of the Company Participating Equityholders. The Indemnification Representative is authorized to act on behalf of the Company Participating Equityholders notwithstanding any dispute or disagreement among the Company Participating Equityholders. In taking any actions as Indemnification Representative, the Indemnification Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any person the Indemnification Representative reasonably believes to be authorized thereunto. The Indemnification Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Indemnification Representative shall not be liable to any of the parties hereto or to any Company Participating Equityholder for anything done, omitted or suffered in good faith by the

Indemnification Representative based on such advice. The Indemnification Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Indemnification Representative. The Indemnification Representative shall not have any liability to any of the parties hereto or the Company Participating Equityholders for any act done or omitted hereunder as Indemnification Representative while acting in good faith. The Indemnification Representative shall be indemnified by the Company Participating Equityholders from and against any loss, liability or expense arising out of or in connection with the acceptance or administration of its duties hereunder from the Indemnification Representative’s Fund, in each case as such loss, liability or expense is incurred or suffered, provided that in the event it is finally adjudicated that any such loss, liability or expense was primarily caused by the bad faith of the Indemnification Representative, the Indemnification Representative will reimburse the Company Participating Equityholders the amount of such loss, liability or expense attributable to such bad faith. In the event that the Indemnification Representative’s Fund is insufficient to fully reimburse the Indemnification Representative for such indemnified losses, liabilities or expenses, the Indemnification Representative shall be entitled to deduct and retain the amount of such shortfall out of any General Escrow Funds, NOL Tax Refund or Contingent Consideration received on behalf of the Indemnification Representative that the Indemnification Representative would otherwise be obligated to cause to be distributed to the Company Participating Equityholders pursuant to Section 2.6(b); provided that nothing in this Section shall (i) relieve the Company Participating Equityholders from their obligation to promptly pay such losses, liabilities or expenses as they are suffered or incurred or (ii) prevent the Indemnification Representative from seeking any remedies available to it at law or otherwise.

(e) Access to Information.

(i) The Indemnification Representative shall have reasonable access to relevant information of the Company, its Subsidiaries, the Buyer and their Affiliates and the reasonable assistance of the employees of the Company, its Subsidiaries, the Buyer and their Affiliates solely for the purposes of (A) evaluating claims for indemnification made under Article IX and performing their duties and exercising their rights related to any such claims under Article IX and (B) evaluating the information provided pursuant to, and performing their duties and exercising their rights pursuant to, Section 2.5(d); provided that the Indemnification Representative shall enter into a reasonable confidentiality agreement in a form reasonably satisfactory to the accountants, auditors or other professional advisors of the Buyer or the Surviving Corporation if requested by them prior to granting access to such information.

(ii) The Indemnification Representative shall treat confidentially and not disclose any nonpublic information disclosed to them pursuant to this Section 2.3(e) or Section 2.5(d) to anyone except as required by law, regulation or court order, provided that (x) any Indemnification Representative may disclose to legal counsel and other advisors (for the same purposes as to which the Indemnification Representative may use such information pursuant to Section 2.3(e)(i)(A) or (B)) any information disclosed to the Indemnification Representative pursuant to Section 2.3(e)(i)(A) or (B) or Section 2.5(d), (y) the Indemnification Representative (or legal counsel or other advisor to whom information is disclosed pursuant to clause (x) above) may disclose in any proceeding relating to a claim for indemnification under Article IX or a dispute relating to Section 2.5 (or, in either case, discussions in preparation therefor) any information disclosed to the Indemnification Representative pursuant to Section 2.3(e)(i)(A) or (B) or Section 2.5(d), and (z) the Indemnification Representative may disclose to any Company Participating Equityholder any information disclosed to the Indemnification Representative pursuant to Section 2.3(e)(i)(A) or (B) or Section 2.5(d) provided that such Company Participating Equityholder has agreed to be bound by obligations of confidentiality to the Indemnification Representative of at least a high as standard as those imposed on the Indemnification Representative in this Agreement or has agreed with the Company, or with the Company as a third party beneficiary of such agreement, to maintain the confidentiality of such information.

(f) In the event the Indemnification Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Participating Equityholders (acting by a written instrument signed by holders of Company Stock who held, as of immediately prior to the Effective Time, a majority (by voting power) of the then outstanding shares of Company Stock) shall select another representative to fill the vacancy of the Indemnification Representative, and such substituted representative shall be deemed to be an Indemnification Representative for all purposes of this Agreement. The Indemnification Representative may only be removed upon delivery of written notice to the Buyer signed by holders of Company Stock who held, as of immediately prior to the Effective Time, a majority (by voting power) of the then outstanding shares of Company Stock.

(g)	For all purposes of this Agreement:

(i) the Buyer shall be entitled to rely conclusively on the instructions and decisions of the Indemnification Representative as to the settlement of any claims for indemnification by the Buyer pursuant to Article IX hereof, or any other actions required or permitted to be taken by the Indemnification Representative hereunder, and no party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Indemnification Representative;

(ii) the provisions of this Section 2.3 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Participating Equityholder may have in connection with the transactions contemplated by this Agreement; and

(iii)the provisions of this Section 2.3 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Participating Equityholder, and any references in this Agreement to a Company Participating Equityholder shall mean and include the successors to the rights of each applicable Company Participating Equityholder, respectively, hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

2.4 Treatment of Company Options.

(a) At the Effective Time, each option to purchase Company Common Stock (a “Company Option”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be cancelled in exchange for the right to receive, without interest, the amounts, if any, to which the holder of such Company Option is entitled pursuant to Section 2.6(b). After the Effective Time, any such cancelled Company Option shall no longer be exercisable by the holder thereof for, or otherwise entitle the holder thereof to receive, shares of Company Common Stock (or any other equity security), but shall only entitle such holder to the potential payments described in the first sentence of this Section 2.4(a). Section 2.4(a) of the Company Disclosure Schedule sets forth with respect to each Company Option the name of the holder, the number of shares subject thereto, the grant date, exercise price and termination date. “Company Stock Plan” means the Company’s 2004 Stock Incentive Plan.

(b) Prior to the Closing, the Company shall take all actions that are necessary to effect the transactions contemplated by Section 2.4(a) and shall provide Buyer with evidence of the same. As soon as practicable following the execution of this Agreement, the Company shall mail to each holder of a Company Option a letter describing the treatment of such Company Option pursuant to this Section 2.4.

2.5 Contingent Consideration.

(a) “Contingent Consideration” means each of the following payments (each, a “Contingent Payment”):

(i) The following payments based on [####]

(A) [####] and

(B) [####]

(ii) Subject to Section 2.5(b), the applicable Earnout Percentage of the Net Sales Payments, payable within [####] during the Earnout Period in the United States, where “Net Sales Payments” means Net Sales of Lixivaptan Products sold in the United States by a Selling Person during such calendar quarter, and “Earnout Percentage” means:

(A) [####] or

(B) [####]

(iii)The following payments:

(A) [####]

(B) [####]

(C) [####] and

(D) [####] and

(iv) [####]

(A) [####] or:

(1) [####] or

(2) [####]

(B) [####] and

(C) [####] and

(v) [####]

For the avoidance of doubt, any Sales Milestone may be satisfied in the same calendar quarter as any other Sales Milestone, and Sales Milestones are measured on a rolling four (4) consecutive calendar quarter basis.

(b) Generic Competition. Upon the first commercial sale by any Person (other than Buyer, any of Buyer’s Affiliates or any other Selling Person) of a product which received Regulatory Approval from the FDA of an abbreviated new drug application using a Lixivaptan Product as its reference product, the rate payable pursuant to Section 2.5(a)(ii)(A) or Section 2.5(a)(ii)(B), as applicable, shall be reduced by 50%.

(c) Diligence. From and after the Effective Time, the Buyer shall, and shall cause its Affiliates (including the Surviving Corporation) to, use Commercially Reasonable Efforts to obtain: (i) Marketing Approval for a Lixivaptan Product and commercialize Lixivaptan Product in the United States, and (ii) Regulatory Approval in Europe for a Lixivaptan Product and commercialize Lixivaptan Product in Europe after receipt of such Regulatory Approval (each of clause (i) and (ii), a “Diligence Objective”). From and after the Effective Time, the Buyer shall include in its agreements with Selling Persons (other than the Buyer and its Affiliates) provisions providing for efforts consistent with those required under this Section 2.5(c) by the Buyer and its Affiliates and shall use commercially reasonable efforts to enforce such provisions. “Commercially Reasonable Efforts” as used in this Section 2.5(c) means, with respect to the efforts to be expended by the relevant Selling Person with respect to a Diligence Objective, commercially reasonable efforts and resources that are of a substantially similar level of effort and resources that specialty pharmaceutical companies of size and resources comparable to those of the Buyer and its Affiliates, collectively, typically exercise to accomplish a similar objective under similar circumstances with respect to drugs or drug candidates of similar commercial potential at a similar stage in their development or product lifecycle to that of Lixivaptan or the relevant Lixivaptan Product, taking into account all relevant factors at the time such efforts are expended, which may include, as applicable, efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the drugs or drug candidates, the likelihood of Regulatory Approval and the expected financial return, profitability and commercial potential of the drugs or drug candidates, but disregarding any financial obligations that are owed by the Buyer under this Agreement.

(d) Reporting.

(i) Until the end of the Last Measured Earnout Period, the Buyer shall provide the Indemnification Representative, within 30 days following January 1st and July 1st of each calendar year, with reasonably detailed semiannual written reports of the efforts of the Selling Persons to achieve each of the Diligence Objectives and their progress with respect thereto.

(ii) With respect to the achievement of any of the Diligence Objectives, the Buyer shall provide written notice to the Indemnification Representative of such occurrence no later than 5 Business Days after the Buyer or its Affiliates becoming aware of the the occurrence thereof and the Buyer shall use commercially reasonable efforts to become aware of such occurrence.

(iii) Until the end of the Last Measured Earnout Period (the “Audit Period”), and thereafter as needed for any audit requested during the Audit Period, the Buyer shall, and shall cause its Affiliates (including the Surviving Corporation) to, keep such complete and accurate books and records as may be necessary to ascertain the efforts of the Selling Persons to achieve the Diligence Objectives and the amounts of any payments owed hereunder. From and after the Effective Time, the Buyer shall include in its agreements with Selling Persons (other than the Buyer and its Affiliates) providing for efforts consistent with those required under this Section 2.5(d)(iii) by the Buyer and its Affiliates and shall use commercially reasonable efforts to enforce such provisions. During the Audit Period, (1) for each calendar quarter in which a Contingent Payment comes due or with respect to which a Contingent Payment is calculated, the Buyer shall furnish the Indemnification Representative with a quarterly report of each Contingent Payment due during such quarter or calculated with respect to such quarter, and all relevant information required to calculate such Contingent Payment, within 30 days after the end of each calendar quarter; and (2) for each other calendar quarter, the Buyer shall furnish the Indemnification Representative with a written notice that no Contingent Payment is due. Each report pursuant to clause (1) shall include (A) Net Sales, on a country-by-country basis, during such calendar quarter, (B) Annual Net Sales during each consecutive four calendar quarter period ending during such calendar quarter, (C) the “gross to net” adjustments with respect to the calculation of Net Sales for such calendar quarter, on a country-by-country basis, (D) if any deduction is made to Net Sales during such calendar quarter pursuant to clause (B) of the definition of Net Sales, an explanation of how the share of the excise tax deducted pursuant to such clause (B) was allocated to Lixivaptan Product sales, and (E) the amount of each Approval Contingent Payment, Ex-US Payment and US Payment and the calculation thereof.

(iv)Upon the written request of the Indemnification Representative, the Buyer shall, and shall cause its Affiliates (including the Surviving Corporation) to, permit an independent public accountant (the “Independent Auditor”) selected by the Indemnification Representative and reasonably satisfactory to the Buyer, at the Company Participating Equityholders’ expense (to be paid through the Indemnification Representative’s Fund or otherwise be caused to be paid by the Indemnification Representative solely on behalf of the Company Participating Equityholders), to have reasonable access solely in response to a request made during the Audit Period, upon reasonable prior notice and during normal business hours, but no more than once during any calendar year, to inspect the records specified in Section 2.5(d)(iii) for the purpose of determining the accuracy of the reports described in Section 2.5(d)(i) and Section 2.5(d)(iii). If the Independent Auditor concludes that any Contingent Payment was underreported for any reporting period by more than ten percent (10%), the Buyer shall promptly reimburse the Indemnification Representative’s Fund or the Indemnification Representative, as applicable, for the reasonable out-of-pocket costs of the audit. From and after the Effective Time, (a) the Buyer shall include in its agreements with Selling Persons (other than the Buyer and its Affiliates) provisions providing the Buyer with inspection rights consistent with those provided to the Indemnification Representative under this Section 2.5(d)(iv), such inspections to be conducted by the Buyer at its expense through an Independent Auditor selected by the Buyer and reasonably satisfactory to the Indemnification Representative, (b) the Buyer shall use commercially reasonable efforts to enforce such provisions, and (c) the Buyer shall promptly provide the Indemnification Representative with the results of any such inspection.

(v) Any nonpublic records, data, results, reports and other information granted access to or disclosed by the Buyer, its Affiliates, or any other Selling Person pursuant to this Section 2.5(d) shall be treated in accordance with Section 2.3(e)(ii).

(e) Overdue Payments. Any Net Equityholder Distribution Amount not paid when due shall bear interest from the due date until the date of payment thereof at a rate of 10% per annum, compounded monthly, provided that interest shall not accrue at a rate that exceeds the maximum rate permitted by applicable law.

(f) Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

(i) “Annual Net Sales” shall mean the Net Sales of Lixivaptan Products during any consecutive four calendar quarter period ending prior to the expiration of the Last Measured Earnout Period.

(ii) “Approval” shall mean any of the following indications for which the FDA grants Marketing Approval for a Lixivaptan Product:

(A) euvolemic hyponatremia (“Approval A”), or

(B) euvolemic hyponatremia and hypervolemic hyponatremia, regardless of whether therapy is initiated inside or outside of a hospital (“Approval B”);

where, “euvolemic hyponatremia” means hyponatremia associated with the Syndrome of Inappropriate Anti-Diuretic Hormone secretion (SIADH), and “hypervolemic hyponatremia” means hyponatremia associated with Congestive Heart Failure (CHF), and Approval B shall be deemed received whether or not other forms of hypervolemic hyponatremia (including hypervolemic hyponatremia associated with liver cirrhosis or hypervolemic hyponatremia in patients with acutely decompensated heart failure) are contraindicated or the subject of a warning in the label.

(iii)“Earnout Period” shall mean, on a country-by-country basis, the period commencing on the Closing Date and expiring upon the later of: (A) expiration of the last Valid Claim of any Lixivaptan Patent Right in such country, or (B) the expiration of the market exclusivity period(s) granted by a Regulatory Authority for Lixivaptan Product in such country during which such Regulatory Authority will not grant Regulatory Approval of a product (1) containing lixivaptan or the active moiety thereof, (2) using a Lixivaptan Product as its reference product, or (3) relying in any other manner on the regulatory data or filings for a Lixivaptan Product.

(iv)“Europe” shall mean (A) the European Union, as constituted as of the relevant time, or (B) if the European Union is disbanded, the countries on the continent of Europe.

(v) “Ex-US Payments” shall mean any amounts (including Ex-US Net Sales Payments) actually received by the Buyer or any of its Affiliates (including the Surviving Corporation), calculated net of Taxes incurred by the Buyer or any of its Affiliates (including the Surviving Corporation) in connection with the receipt of such amounts (which Taxes shall be deemed to be incurred at a combined rate of 42% (the “Assumed Tax Rate”)) and without duplication, after the Effective Time from a Selling Person or its Affiliate (other than the Buyer or its Affiliates) in consideration: (A) for granting a Selling Person a license, sublicense or other similar rights with respect to a Lixivaptan Product (including a license or sublicense of any Lixivaptan Patent Rights) outside the United States at any time prior to the end of the applicable Earnout Period, (B) for selling, assigning or transferring to a Selling Person any Company Intellectual Property or Third Party Intellectual Property owned by or licensed to the Company or any of its Subsidiaries as of immediately prior to the Effective Time (including any Lixivaptan

Patent Right), outside the United States at any time prior to the end of the applicable Earnout Period, or (C) for consummating an Ex-US Lixivaptan Product Line Sale at any time prior to the end of the applicable Earnout Period; provided, that, with respect any sale of active ingredient in bulk, such amounts shall only include the net profit realized by Buyer and its Affiliates with respect to such sale and the Buyer and the Indemnification Representative shall negotiate in good faith upon such a sale to agree upon the calculation thereof. For the avoidance of doubt, Ex-US Payments exclude the portion of any payments made to Buyer or its Affiliates by a Selling Person in respect of the Buyer’s obligations to make a Sales Milestone Payment pursuant to this Agreement which portion is required to be paid by Buyer hereunder.

(vi)“Ex-US Lixivaptan Product Line Sale” shall mean a sale, transfer or assignment to any third party who is not an Affiliate of the Buyer of any material rights relating to any Lixivaptan Product outside the United States (including any applicable Lixivaptan Patent Rights, Regulatory Approvals or active ingredient in bulk), other than, for the avoidance of doubt, sales of a Lixivaptan Product subject to royalties paid to Buyer or its Affiliates by the relevant Selling Person measured as a percentage of sales.

(vii) [####]

(viii) [####]

(ix)“Last Measured Earnout Period” shall mean the longest of (a) the Earnout Period in the United States, (b) the Earnout Period in Europe, and (c) the Earnout Period in any country in which, at the end of the longer of the Earnout Period in the United States and the Earnout Period in Europe, any Lixivaptan Product is then being sold by a Selling Person.

(x) “Lixivaptan Patent Right” shall mean the rights and interests in and to the patent or patent application owned by or licensed to Company or any of its Subsidiaries as of immediately prior to the Effective Time which claims the composition of matter, use or method of manufacture of any Lixivaptan Product, or any Counterpart thereof, regardless of whether such patent or patent application, as of the relevant time, is owned by or licensed to Buyer, any of its Affiliates (including the Surviving Corporation) or any Selling Person or Affiliate of a Selling Person. For purposes of this definition, “Counterpart” shall mean (A) all divisionals, continuations, continuations-in-part of any patent application; (B) any patents (including certificates of correction) issuing from a patent application; (C) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, re-examinations and renewals of any of the patents and patent applications described in clause (A) or (B); and (D) foreign counterparts of any of the foregoing.

(xi)“Lixivaptan Product” shall mean Lixivaptan or any pharmaceutical product containing lixivaptan as an active pharmaceutical ingredient.

(xii) “Lixivaptan Product Line Buyer” shall mean any Person (other than Buyer and its Affiliates) with whom Buyer or any of its Affiliates (including the Surviving Corporation), directly or indirectly consummates a Lixivaptan Product Line Sale.

(xiii) “Marketing Approval” shall mean the approval by the FDA of a new drug application for a Lixivaptan Product.

(xiv) “Net Sales” shall mean the gross amount invoiced for any sale of a Lixivaptan Product by a Selling Person to a non-Affiliate of the Selling Person or to an Affiliate of the Selling Person if such Affiliate is not itself a Selling Person, less the sum of the following deductions, in each case to the extent actually and reasonably allowed or incurred in connection with such sale of such Lixivaptan Product in accordance with GAAP:

(A) reasonable and customary trade, cash and quantity discounts off the invoiced price;

(B) all excise, sales and other consumption taxes and custom duties to the extent included in the invoice price; provided, however, that, with respect to excise tax payments pursuant to Section 9008 of the Patient Protection and Affordable Care Act of 2010, any such deduction shall be limited to the proportionate share of such excise tax equal to the proportionate share that the aggregate sales of such Lixivaptan Product by such Selling Person during the period to which such excise tax relates bears to the aggregate sales of all products by such Selling Person subject to such excise tax;

(C) freight, insurance and other transportation charges to the extent included in the invoice price;

(D) amounts repaid, credited or accrued, or allowances or adjustments made, by reason of returns, rejections, or recalls, or because of chargebacks, retroactive price reductions, or billing errors;

(E) reasonable and customary launch discounts, stocking fees and other discounts extended to wholesalers, distributors, chain drug stores and other third party organizations who distribute the Lixivaptan Product to pharmacies;

(F) reasonable and customary rebates and chargebacks to pharmacy benefit managers, federal, state, or local governments (or their agencies or purchasers), and managed health organizations (including Medicaid rebates); and

(G) any amounts actually written off or specifically identified as uncollectible in accordance with GAAP;

solely to the extent the above deductions are taken in accordance with GAAP applicable to the particular Selling Person.

Such amounts shall be determined from the books and records of the applicable Selling Person, maintained in accordance with U.S. Generally Accepted Accounting Principles or other similar generally accepted accounting principles used by such Selling Person, consistently applied (“GAAP”). Sales of a Lixivaptan Product between or among the Selling Persons and/or Affiliates of Selling Person for resale, or for use in the production or manufacture of Lixivaptan Product, shall not be included within Net Sales; provided, however, that any subsequent sale of a Lixivaptan Product by any Selling Person or its Affiliates to another person or entity that is not a Selling Person shall be included within Net Sales.

Use of Lixivaptan Product for promotional, sampling or compassionate use purposes or for use in clinical trials (but excluding post-approval clinical trials for which compensation is received by the Selling Person) shall not be considered in determining Net Sales.

In the case of any sale of a Lixivaptan Product for value other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be calculated based on the fair market value of the consideration received; provided that (i) sales to a third party distributor, wholesaler, group purchasing organization, pharmacy benefit manager or retail chain customer who is a non-Affiliate of a Selling Person and does not need a license or sublicense in order to resell such Lixivaptan Product shall be considered sales to a non-Affiliate of the Selling Person and not to a sublicensee, and (ii) Net Sales by a Selling Person to a consignee non-Affiliate of the Selling Person are not recognized as Net Sales by such Selling Person until the such consignee sells the Lixivaptan Product.

With respect to sales of a Lixivaptan Product invoiced in U.S. dollars, Net Sales shall be expressed in U.S. dollars. With respect to sales not invoiced in U.S. dollars, Net Sales shall be converted to U.S. dollars using the applicable exchange rate as published by The Wall Street Journal, Eastern Edition on the last Business Day of the calendar quarter in which such sales are made.

(xv) “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or other entity.

(xvi) “Pricing Approval” means the approval, agreement, determination or governmental decision establishing the price or level of reimbursement for the relevant pharmaceutical or biological product, if required in the relevant country or jurisdiction prior to sale of such product in such country or jurisdiction

(xvii) “Regulatory Approval” shall mean, with respect to a pharmaceutical or biological product and a country or jurisdiction, any approval, registration, license or authorization that is required by the applicable governmental agency or authority to market and sell such pharmaceutical or biological product in such country or jurisdiction, including Pricing Approval.

(xviii) “Regulatory Authority” shall mean any governmental agency or authority responsible for granting Regulatory Approvals for pharmaceutical or biological products, as applicable, in a country or jurisdiction, including the FDA in the United States.

(xix) “Sales Milestone” shall mean any of the First Sales Milestone, Second Sales Milestone, Third Sales Milestone or Fourth Sales Milestone.

(xx) “Sales Milestone Payment” shall mean any of the First Sales Milestone Payment, Second Sales Milestone Payment, Third Sales Milestone Payment or Fourth Sales Milestone Payment.

(xxi) [####]

(xxii) “Selling Person” shall mean the Buyer, each of its Affiliates (including the Surviving Corporation) and each (A) licensee, sublicensee, assignee or other grantee of rights from Buyer or any of its Affiliates or another Selling Person to develop, market or sell a Lixivaptan Product, (B) buyer, transferee or assignee of any Company Intellectual Property or Third Party Intellectual Property (for the sake of clarity to avoid double-counting, other than, in each case, rights granted with respect to any Lixivaptan Patent Right pursuant to clause (A)), from Buyer or its Affiliates (including the Surviving Corporation) or another Selling Person, (C) a Lixivaptan Product Line Buyer, or (D) any Affiliate of the foregoing.

(xxiii) [####]

(xxiv) “US” or “United States” means the United States of America, its territories and possessions.

(xxv) “US Lixivaptan Product Line Sale” shall mean a sale, transfer or assignment to any third party who is not an Affiliate of the Buyer of any material rights relating to any Lixivaptan Product in the United States (including any applicable Lixivaptan Patent Rights or Regulatory Approvals), other than, for the avoidance of doubt, sales of a Lixivaptan Product subject to royalties paid to Buyer or its Affiliates by the relevant Selling Person measured as a percentage of sales.

(xxvi) “US Payments” shall mean any amounts actually received by the Buyer or any of its Affiliates (including the Surviving Corporation), calculated net of Taxes incurred by the Buyer or any of its Affiliates (including the Surviving Corporation) in connection with the receipt of such amounts (which Taxes shall be deemed to be incurred at the Assumed Tax Rate) and without duplication, after the Effective Time from a Selling Person or its Affiliate (other than the Buyer or any of its Affiliates) in consideration: (A) for granting a Selling Person a license, sublicense or similar rights with respect to a Lixivaptan Product (including a license or sublicense of any Lixivaptan Patent Rights) in the United States at any time prior to the end of the applicable Earnout Period, (B) for selling, assigning or transferring to a Selling Person any Company Intellectual Property or Third Party Intellectual Property owned by or licensed to the Company or any of its Subsidiaries as of immediately prior to the Effective Time (for the sake of clarity to avoid double-counting, other than, in each case, rights granted with respect to any Lixivaptan Patent Right pursuant to clause (A)) in the United States at any time prior to the end of the applicable Earnout Period, or (C) for consummating a US Lixivaptan Product Line Sale at any time prior to the end of the applicable Earnout Period. For the avoidance of doubt, US Payments exclude (i) the portion of any payments made to Buyer or its Affiliates by a Selling Person in respect of the Buyer’s obligation to make an Approval Contingent Payment or a Sales Milestone Payment pursuant to this Agreement which portion is required to be paid by Buyer hereunder, and (ii) Net Sales Payments.

(xxvii) “Valid Claim” shall mean (A) a claim of an issued and unexpired patent which has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other governmental agency or authority of competent jurisdiction and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (B) a claim of a pending patent application, which claim has not been irretrievably revoked, cancelled, withdrawn or abandoned, or finally disallowed without the possibility of appeal or refiling of such application (or which is not appealed or refiled within the time allowed for appeal); provided, however, that unless and until a pending patent issues, “Valid Claim” will exclude any such pending claim in an application that has not been granted within five (5) years following the filing date for such application.

2.6 Distributions.

(a) Subject to Section 9.6, as and when a Product Payment is required to be made pursuant to Section 2.1(d), the Buyer shall, within the time period provided in Section 2.1(d) or 2.5, as applicable, take the following actions with respect to such Product Payment:

(i) if less than an aggregate of [####] has previously been paid to Wyeth LLC, a Delaware limited liability company formerly known as Wyeth (“Wyeth”) pursuant to the License Agreement dated March 15, 2004, between Wyeth and Cardiokine Biopharma, LLC, an Affiliate of the Company, as such agreement has been amended on or prior to the Effective Time (the “Wyeth License”), then the Surviving Corporation shall instead pay to Wyeth pursuant to the Wyeth License an amount equal to the lesser of (A) the amount by which [####] exceeds the aggregate amounts previously paid to Wyeth pursuant to the Wyeth License as contemplated by this Section 2.6(a)(i) or (B) the amount of such Product Payment, and such Product Payment shall be reduced by such amount in clause (A) or (B), as applicable (as reduced, the “Post-Wyeth Product Payment”);

(ii) once [####] has been paid to Wyeth as contemplated by Section 2.6(a)(i), the Surviving Corporation shall (A) first, pay to J.P. Morgan Securities, Inc. (“JPM”) any amount owed to JPM pursuant to the engagement letter between JPM and the Company as in effect at the Effective Time (the “JPM Engagement Letter”) as a result of the payment of Post-Wyeth Product Payment and (B) second, pay to the Bonus Plan Participants such respective portions of such Post-Wyeth Product Payment as the Bonus Plan Participants are entitled to receive (taking into account the aggregate amount any previous payments to the Bonus Plan Participants and any previously paid Net Equityholder Distribution Amounts) pursuant to the terms of the Bonus Plans, copies of which are attached to Section 3.2(f) of the Disclosure Schedule, and such Post-Wyeth Product Payment shall be reduced by such amounts paid in clauses (A) and (B) above (as reduced, the “Post-Bonus Plan Product Payment”) and (c) third, pay the Post-Bonus Plan Product Payment, subject to Section 2.7, to the party or account designated by the Indemnification Representative, for further distribution to the Company Participating Equityholders in accordance with Section 2.6(b);

(iii) after the Buyer or the Surviving Corporation has paid to the party or account designated by the Indemnification Representative any amount required to be so paid pursuant to Section 2.6(a)(ii), the Buyer and the Surviving Corporation shall have no liability whatsoever to the Company Participating Equityholders for such payment, nor shall the Buyer or the Surviving Corporation have any further liability whatsoever in respect of the payments to the Company Participating Equityholders contemplated by Section 2.6(b); and

(iv) for the sake of clarity, the parties hereto recognize and acknowledge that any payments to Wyeth, JPM or the Bonus Plan Participants contemplated by this Section 2.6(a) are being paid pursuant to the terms of the Company’s pre-existing contractual obligations to such parties that were entered into in the ordinary course of the Company’s business and not as consideration to the holders of Company Stock and Company Options being paid under this Agreement.

(b) Subject to Section 2.3(d), any payment made to the party or account designated by the Indemnification Representative pursuant to Sections 2.1(e), 2.1(f), 2.6(a)(ii) or 6.10(c) (any such payment, a “Net Equityholder Distribution Amount”) shall be distributed as directed by the Indemnification Representative to the Company Participating Equityholders (other than the Bonus Plan Participants) as follows (provided, however, that any payments to employees or former employees of the Company for which employment tax withholding is required shall be delivered to Buyer or the Surviving Corporation with explicit instructions as to whom the amounts should be paid for payment through Buyer or the Surviving Corporation’s payroll processing service or system):

(i) if an amount less than the aggregate Series B Liquidation Amount (as defined in, and calculated pursuant to, the Company’s Certificate of Incorporation as in effect immediately prior to the Effective Time) (such aggregate amount, the “Series B Liquidation Preference”) has previously been paid to the holders of Company Series B Convertible Preferred Stock, then the Indemnification Representative shall cause to be paid to each holder of Company Series B Convertible Preferred Stock his, her or its Series B Pro Rata Share of the lesser of (x) the amount by which the Series B Liquidation Preference exceeds the aggregate amounts previously paid to the holders of Company Series B Convertible Preferred Stock pursuant to this Section 2.6(b)(i) or (y) the total amount of such Net Equityholder Distribution Amount; and

(ii) if the total amount of such Net Equityholder Distribution Amount exceeds the amount, if any, required to be paid to the holders of Series B Convertible Preferred Stock pursuant to Section 2.6(b)(i)) (any such excess amount, a “Post-Series B Distribution Amount”), then such Post-Series B Distribution Amount shall be paid to the holders of Company Stock and the holders of Company Options, as applicable, as follows:

(A) if less than the aggregate Series A Liquidation Amount (as defined in, and calculated pursuant to, the Company’s Certificate of Incorporation as in effect immediately prior to the Effective Time) (such aggregate amount, the “Series A Liquidation Preference”) has previously been paid to the holders of Company Series A Convertible Preferred Stock, then the Indemnification Representative shall cause to be paid to each holder of Company Series A Convertible Preferred Stock his, her or its Series A Pro Rata Share of the lesser of (x) the amount by which the Series A Liquidation Preference exceeds the aggregate amounts previously paid to the holders of Company Series A Convertible Preferred Stock pursuant to this Section 2.6(b)(ii)(A) or (y) the total amount of such Post-Series B Distribution Amount; and

(B) if the total amount of such Post-Series B Distribution Amount exceeds the amount, if any, required to be paid to the holders of Company Series A Convertible Preferred Stock pursuant to Section 2.6(b)(ii)(A) (any such excess amount, a “Participation Amount”), then the Indemnification Representative shall cause to be paid to each holder of Company Stock and, subject to the last sentence of this Section 2.6(b)(ii)(B), each holder of a Company Option, his, her or its Participating Pro Rata Share of such Participation Amount. Payments to each holder of a Company Option pursuant to Section 2.6(b)(ii)(B) shall be reduced by the amount of the applicable exercise price of such Company Option until the aggregate exercise price of such Company Option has been satisfied in full, with each Company Option held by such holder considered separately for purposes of this calculation. Any amount deducted from a payment to a holder of a Company Option pursuant to the immediately preceding sentence shall be added to the aggregate Participation Amount distributed pursuant to this Section 2.6(b)(ii)(B) in connection with the same Product Payment with respect to which such deduction is made.

(c) The right of the Company Participating Equityholders to receive any payment pursuant to this Section 2.6: (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws; (ii) will not be represented by any form of certificate or instrument; and (iii) does not give the Company Participating Equityholders any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the equity securities of the Surviving Corporation or its Affiliates.

2.7 Withholding Rights. Each of the Indemnification Representative (or the payment agent or other agent designated by the Indemnification Representative), the Buyer and the Surviving Corporation shall (a) be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any of the participants in the Company’s 2011 Employee Carve-Out Plan and Cash Bonus Plan for Amber Salzman (collectively, the “Bonus Plans”) in their capacities as such (the “Bonus Plan Participants”), any holder of Company Stock or any holder of Company Options (any such Bonus Plan Participant or holder, a “Company Participating Equityholder”) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Treasury Regulations”) or any other applicable state, local or foreign Tax law and (b) furnish to each other such information as reasonably necessary to determine the amounts to be deducted and withheld pursuant to this Section 2.7. To the extent that amounts are so withheld by the Indemnification Representative (or its agent), the Buyer or the Surviving Corporation, as the case may be, such withheld amounts shall be (i) remitted by the Indemnification Representative, the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) treated for all purposes of this Agreement as having been paid to such Company Participating Equityholder in respect of which such deduction and withholding was made by the Indemnification Representative (or its agent), the Buyer or the Surviving Corporation, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”).

3.1 Organization, Standing and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have or result in a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect: (a) any change, event, circumstance, development or effect arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including actions of competitors, customers or suppliers or losses of employees; (b) any action taken at the request of or with the consent of the Buyer; (c) changes in the pharmaceutical or biotechnology industries, other than any such changes that have a disproportionate impact on the Company; (d) changes in general economic or political conditions or the financing or capital markets in general in the United States or any country or region in the world, or changes in currency exchange rates, other than any such changes that have a disproportionate impact on the Company; (e) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, sabotage, terrorism, military action or war (whether or not declared); or (f) the continued incurrence of losses by the Company or any of its Subsidiaries at a rate and in an amount consistent past losses.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 172,839,076 shares of Company Common Stock and 157,000,000 shares of Company Preferred Stock, of which 37,000,000 shares are designated as Company Series A Convertible Preferred Stock, 60,000,000 shares are designated as Company Series B Convertible Preferred Stock and 60,000,000 shares are designated as Company Series B1 Preferred Stock. As of the date of this Agreement, there are issued and outstanding 7,599,533 shares of Company Common Stock, 37,000,000 shares of Company Series A Convertible Preferred Stock, 50,000,000 shares of Company Series B Convertible Preferred Stock and no shares of Company Series B1 Preferred Stock. The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation, a complete and accurate copy of which has been provided to the Buyer, together with all amendments thereto.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all outstanding Company Options, indicating with respect to each such Company Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Option, the date of grant and the exercise price thereof. The Company has made available to the Buyer a complete and accurate copy of the Company Stock Plan.

(c) Except (i) as set forth in this Section 3.2, (ii) as reserved for future grants under the Company Stock Plan, (iii) for the conversion provisions set forth in the Company’s Certificate of Incorporation and (iv) the Amended and Restated Investors’ Rights Agreement, dated as of April 26, 2006, among the Company and the other parties named therein (the “IRA”), (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company to grant, extend, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in this Section 3.2, as of the date of this Agreement, the Company does not have any outstanding stock appreciation rights, phantom stock, performance-based equity rights or similar equity rights or obligations. Except for (1) the Company’s Certificate of Incorporation, (2) the IRA, (3) the Amended and Restated Co-Sale and First Refusal Agreement, dated as of April 26, 2006, among the Company and the other parties named therein and (4) the Amended and Restated Voting Agreement, dated as of April 26, 2006, among the Company and the other parties named therein, neither the Company nor, to the Company’s Knowledge, any of its Affiliates, is a party to or is bound by any agreements with respect to the voting (including voting trusts and proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(d) All outstanding shares of Company Stock are, and all shares of Company Stock subject to issuance as specified in Sections 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or the capital stock of the Company.

(f) Section 3.2(f) of the Disclosure Schedule sets forth (i) copies of each Bonus Plan, (ii) each holder of Company Common Stock’s “Common Pro Rata Share”, (iii) each holder of Company Series A Convertible Preferred Stock’s “Series A Pro Rata Share”, (iv) each holder of Company Series B Convertible Preferred Stock’s “Series B Pro Rata Share”, (v) each holder of Company Stock’s “Participating Pro Rata Share” and (vi) each holder of a Company Option’s “Participating Pro Rata Share”.

3.3 Subsidiaries.

(a) Other than Cardiokine Biopharma, LLC, a Delaware limited liability company of which the Company is the sole member, and Cardiokine Ireland, Limited, an Irish corporation that is a wholly owned subsidiary of the Company, the Company does not have any Subsidiaries or any capital stock, equity or other ownership interest in any other person. The Company has not agreed to, and is not obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any person. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries that is a corporation are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each of the Company’s Subsidiaries that are held of record or owned beneficially by the Company are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any of the Company’s Subsidiaries. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any of the Company’s Subsidiaries. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any of the Company’s Subsidiaries.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Company’s stockholders under the DGCL and the Company’s Certificate of Incorporation (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any Company Material Contract, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (iii) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or to the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (ii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business and (ii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Financial Statements.

(a) The Company has made available to the Buyer (i) its audited consolidated balance sheet as of December 31, 2010 (the “Company Balance Sheet”) and the related audited consolidated statement of operations and cash flows for the year then ended and (ii) its unaudited consolidated balance sheet as of November 30, 2011 and the related unaudited consolidated statement of operations and cash flows of the Company and its Subsidiaries for the eleven months then ended (all of the foregoing financial statements and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements are accurate and complete in all material respects, are derived from and are in accordance with the books and records of the Company and its Subsidiaries and have been prepared in accordance with GAAP consistently applied, and fairly present, in all material respects, the financial condition of the Company and its Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified in accordance with GAAP consistently applied, except that they do not contain footnotes and are subject to normal year end adjustments.

(b) As of the Effective Time, the Liabilities of the Company will not exceed $2,000,000 in the aggregate and the Company will have no Indebtedness. For the purposes of this Agreement, “Liabilities” shall mean any liabilities or obligations requiring the payment or expenditure of money, including those arising under Law, those relating to Taxes and those arising under any Company Material Contract, other than Liabilities (i) pursuant to the Wyeth License, (ii) pursuant to the JPM Engagement Letter or (iii) arising by virtue of services or rights elected to be used by the Company after the Closing that are not contractually required to be used. For purposes of this Agreement, “Indebtedness” shall mean (i) all outstanding indebtedness for borrowed money, whether current or funded, or secured or unsecured, (ii) all outstanding obligations evidenced by bonds, monies, debentures, loan agreements, notes, letters of credit, bankers’ acceptances, mortgage notes, guarantees, or similar instruments, including, without limitation, the Contribution Note, (iii) all outstanding indebtedness representing the balance deferred and unpaid of the purchase price of any property (including all outstanding capital lease, direct financing lease and/or vendor financing obligations) but excluding trade payables, if and to the extent any of the foregoing would appear as a liability upon a balance sheet prepared in accordance with GAAP; (iv) all amounts representing accrued Taxes to the extent such amounts would appear as a liability upon a balance sheet prepared in accordance with GAAP; (v) under any interest rate, currency or other hedging agreements, to the extent payable if terminated at the Closing; (vi) in the nature of guaranties or keep-well obligations, direct or indirect, in any manner, of all or any part of any indebtedness of a kind referred to above of any other Person; and (vii) all accrued and unpaid interest or any breakage costs, premiums, fees, expenses, penalties or other amounts due with respect to the indebtedness above.

3.6 Absence of Certain Changes. Except as expressly contemplated by this Agreement, since the date of the Company Balance Sheet, (i) the Company and its Subsidiaries have conducted their business in the ordinary course in all material respects and in a manner consistent in all material respects with prior practice and (ii) there has not been any change, event, circumstance, development that has had or would reasonably be expected to have a Company Material Adverse Effect. Since the date of the Company Balance Sheet there has not been any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

3.7 No Undisclosed Liabilities. Except (a) as disclosed in Section 3.7 of the Company Disclosure Schedule, (b) as reflected in the Company Balance Sheet and (c) for debts, liabilities, obligations, claims, losses, damages, expenses, deficiencies and indebtedness incurred in the ordinary course of business after the date of the Company Balance Sheet or obligations which do not require the expenditure of money arising under contracts or agreements (other than arising by virtue of services or rights elected to be used by the Company after the Closing that are not contractually required to be used), the Company and its Subsidiaries do not have any direct or indirect debts, liabilities, obligations, claims, losses, damages, expenses, deficiencies or indebtedness of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under Law and those relating to Taxes.

3.8 Taxes.

(a) Each of the Company and its Subsidiaries has filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company or the applicable Subsidiary has paid on a timely basis all Taxes due and payable by it whether or not such Taxes are shown to be due on a Tax Return. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by any Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a Governmental Entity in connection with Taxes. All material Taxes that each of the Company and its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity and all forms required to be prepared in connection therewith have been properly completed and timely provided to or filed with the appropriate Person.

(b) The Company has made available to the Buyer correct and complete copies of all U.S. federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since January 1, 2007. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Company’s Knowledge, threatened or contemplated. None of the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or such Subsidiary was required to file any Tax Return that was not filed. No Governmental Entity has asserted by written notice to the Company or any of its Subsidiaries any deficiency or claim for any amount of additional Taxes that have not been paid.

(c) None of the Company nor any of its Subsidiaries (i) has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(d) None of the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any Person (other than the Company or such Subsidiary as applicable) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(e) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings to the extent that reserves for such contested Taxes have been established on the books of the Company or such Subsidiary.

(f) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any of its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

(g) None of the Company nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 or Section 361 of the Code applies or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h) None of the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(i) None of the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law that would have continuing effect after the Closing.

(j) None of the Company nor any of its Subsidiaries has (i) any application pending with any Governmental Entity requesting permission for any changes in accounting methods, or (ii) been the subject of a Tax ruling that would have continuing effect after the Closing Date.

(k) No transaction contemplated by this Agreement would terminate or otherwise alter the application of any material Tax holiday or other favorable Tax arrangement or require the recapture or payment of material Taxes covered by any such Tax holiday or other favorable Tax arrangement.

(l) None of the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment or open transaction made by the Company or any of its Subsidiaries on or prior to the Closing Date or (ii) prepaid amount received on or prior to the Closing Date.

(m)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries that are still in effect.

3.9 Owned and Leased Real Properties.

(a) None of the Company nor any of its Subsidiaries own, or have owned, any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased or subleased by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. None of the Company nor any of its Subsidiaries is, nor, to the Company’s Knowledge, is any other party to any Company Lease, in material default under any of the Company Leases, nor, to the Company’s Knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a material default. None of the Company nor any of its Subsidiaries lease or sublease any real property to any person. The Company has made available to the Buyer complete and accurate copies of all Company Leases together with all amendments, modifications and supplemental agreements thereto. The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Company Lease.

3.10 Intellectual Property.

(a) To the Company’s Knowledge, the Intellectual Property owned by the Company, together with the Intellectual Property owned by any Subsidiary of the Company (the “Company Intellectual Property”), and the Intellectual Property licensed or sublicensed to the Company or which the Company otherwise possesses legally enforceable rights to use, together with the Intellectual Property licensed or sublicensed to any Subsidiary of the Company or which any Subsidiary of the Company otherwise possesses legally enforceable rights to use (the “Third Party Intellectual Property”), constitutes all Intellectual Property material to or otherwise used in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) proprietary or confidential processes, formulae, methods, schematics, technology, know-how and computer software programs and applications, (iv) other proprietary or confidential information, and (v) any and all intellectual property rights and similar proprietary rights in any jurisdiction, including all rights to sue for past, present and future infringement or misappropriation of any of the items in clauses (i), (ii), (iii) and (iv). The Company is the exclusive owner of the Company Intellectual Property and, to the Company’s Knowledge, possesses valid and enforceable rights to use the Third Party Intellectual Property, in each case, free and clear of all Liens other than the licenses and rights described or set forth in the Intellectual Property Agreements. Each issued patent, registered copyright, and registered and material unregistered trademark, service mark, trade name and domain name in the Company Intellectual Property, each issued patent, registered copyright, and registered and material unregistered trademark, service mark, trade name and domain name in the Third Party Intellectual Product which is prosecuted by, and exclusively licensed to, the Company or any of its Subsidiaries, and, to the Company’s Knowledge, each other issued patent, registered copyright, and registered and material unregistered trademark, service mark, trade name and domain name in the Third Party Intellectual Product exclusively licensed to the Company or any Subsidiary is subsisting and, to the Company’s Knowledge after review of the files of the Company and its Subsidiaries and the inquiry of the Company’s US outside counsel with a reasonable basis for knowledge, valid and enforceable. None of the Company Intellectual Property or, to the Company’s Knowledge, Third Party Intellectual Property, is subject to any outstanding consent agreement, settlement, ruling, order, writ, judgment, injunction or decree restricting the use of the Company Intellectual Property or Third Party Intellectual Property or that would impair the validity or enforceability of the issued patents, registered copyrights, and registered and material unregistered trademarks, service marks, trade names and domain names in the Company Intellectual Property or Third Party Intellectual Property.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property (the “Company Intellectual Property Agreements”), or (ii) any license, sublicense or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Third Party Intellectual Property (the “Third Party Intellectual Property Agreements”, and together with the Company Intellectual Property Agreements, the “Intellectual Property Agreements”), excluding generally commercially available, off-the-shelf software programs. Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all (A) patents and patent applications, (B) registered and material unregistered trademarks, service marks, trade names, domain names, and applications thereto, (C) registered copyrights and copyright applications, and (D) material software that, in each case, are owned by the Company or any of its Subsidiaries, and Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all (W) patents and patent applications (or a general description with respect to patents or patent applications which are not prosecuted or maintained by Company or any of its Subsidiaries), (X) registered and material unregistered trademarks, service marks, trade names, domain names, and applications thereto, (Y) registered copyrights and copyright applications, and (Z) material software that, in each case, are exclusively licensed to the Company or any of its Subsidiaries. Schedule 3.10(b)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property Agreements relating to patents, patent applications, registered copyrights, material trade secrets and know-how, registered and material unregistered trademarks, service marks, trade names, domain names, and applications therefor, excluding (1) licenses of generally commercially available, off-the-shelf software programs with annual license, maintenance, support and other fees of less than $5,000 individually and (2) employment agreements and confidential disclosure agreements.

(c) To the Company’s Knowledge, no third party is infringing or violating or misappropriating in any material respect any of the Company Intellectual Property or any Third Party Intellectual Property exclusively licensed to the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken reasonable measures to maintain in confidence all trade secrets and confidential information comprising a part of the Company Intellectual Property or any Third Party Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, including requiring all current and former employees of, and individuals who are consultants and contractors of, the Company or any of its Subsidiaries, and any other persons with access to such trade secrets or confidential information, to execute a confidentiality or similar agreement and, to the Company’s Knowledge, there has not been any breach by any such party to any such agreement.

(d) Without giving effect to 35 U.S.C. § 271(e)(1) and any other laws of similar effect in any jurisdiction, to the Company’s Knowledge after review of the files of the Company and its Subsidiaries and the inquiry of the Company’s US outside counsel with a reasonable basis for knowledge, the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted does not infringe or violate or constitute a misappropriation of any Intellectual Property of any third party. For the past six (6) years, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such infringement, violation or misappropriation. Neither the Company nor any of its Subsidiaries has been notified in writing, or, to the Company’s Knowledge, in any other form, (i) that any action, suit, proceeding, claim, arbitration, investigation or other legal proceeding has been asserted, is pending, or is threatened against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes, misappropriates or otherwise violates the Intellectual Property of any third party, (ii) that any issued patent, registered copyright, and registered and material unregistered trademark, service mark, trade name, domain name, or other type of Intellectual Property which is by its nature enforceable, in the Company Intellectual Property or Third Party Intellectual Property is invalid or unenforceable, or (iii) that challenges the ownership by the Company or any of its Subsidiaries of any Company Intellectual Property or the right to use by Company or any of its Subsidiaries of any Company Intellectual Property and Third Party Intellectual Property.

(e) No current or former employee, consultant or contractor of the Company or any of its Subsidiaries owns any rights in or to any of the Company Intellectual Property and all current and former employees and individual consultants and contractors of the Company or any of its Subsidiaries have executed an agreement assigning to the Company or one of its Subsidiaries all such individual’s rights in or to any Company Intellectual Property.

(f) To the Company’s Knowledge, there has been no misappropriation of material trade secrets or other material confidential or proprietary information of the Company or any of its Subsidiaries by any person, and to the Company’s Knowledge, no current or former employee, consultant or contractor of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential or proprietary information of any other person in the course of such performance as an employee, consultant or contractor of the Company or its Subsidiary.

(g) (A) Neither the Company nor any of its Subsidiaries has granted any license or other right to any third party with respect to the Company Intellectual Property and Third Party Intellectual Property other than the Intellectual Property Agreements; (B) the Company has made available to Buyer a complete and accurate copy of each Intellectual Property Agreement listed in Section 3.10(b)(iii) of the Company Disclosure Schedule; and (C) each Intellectual Property Agreement is in full force and effect with respect to the Company or the applicable Subsidiary and, to the Company’s Knowledge, with respect to each other party thereto, and is a valid and binding obligation of the Company or the applicable Subsidiary and, to the Company’s Knowledge, of each other party thereto, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception and except to the extent it has previously expired in accordance with its terms) and neither the Company or the applicable Subsidiary is, nor to the Company’s Knowledge any other party thereto is, in material violation of or material default under any Intellectual Property Agreement.

(h) No university or Governmental Entity has sponsored any research or development conducted by the Company or any of its Subsidiaries or, to the Company’s Knowledge, has any claim of right to or ownership of or other Lien on any Company Intellectual Property or any Third Party Intellectual Property exclusively licensed to the Company or any of its Subsidiaries.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of the following contracts and agreements to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any remaining rights or obligations (collectively, the “Company Material Contracts”):

(i) any Intellectual Property Agreement, excluding generally commercially available, off-the-shelf software programs with annual license, maintenance, support and other fees of less than $5,000 individually;

(ii) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for remaining unpaid lease payments as of the date hereof in excess of $50,000;

(iii) any agreement (or group of related agreements) for the purchase of raw materials, inventory, or finished goods or for the receipt of services under which the Company or any of its Subsidiaries expects to receive or pay more than the sum of $50,000;

(iv) any agreement for capital expenditures or the acquisition or construction of fixed assets;

(v) any agreement concerning the establishment or operation of a partnership, joint venture, limited liability company or other business organization;

(vi) any agreement to which a Governmental Entity is a party;

(vii) any agreement containing covenants of the Company or any of its Subsidiaries not to (or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries to) compete in any line of business or geographic or therapeutic area, including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any product or product line;

(viii) any agreement (or group of related agreements) under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations);

(ix) any agreement under which the Company or any of its Subsidiaries has made advances or loans to any other person;

(x) any agreement for the disposition of any significant portion of the assets of the Company or its Subsidiaries;

(xi) any agreement for the acquisition of any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except purchases of inventory, supplies and raw materials in the ordinary course of business;

(xii) any powers of attorney;

(xiii) any employment, severance, separation or consulting agreement with any executive officer or key employee of the Company or any of its Subsidiaries other than those that are terminable by the Company or the applicable Subsidiary on no more than 60 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries;

(xiv) any agreement between the Company or any of its Subsidiaries, on one hand, and any of the Company’s stockholders, directors, officers or employees, on the other; and

(xv) any other agreement (or group of related agreements) involving unpaid amounts of more than $50,000 or not entered into in the ordinary course of business.

(b) The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract, together with any amendments, exhibits and schedules thereto. Each Company Material Contract is in full force and effect with respect to the Company or the applicable Subsidiary and, to the Company’s Knowledge, with respect to each other party thereto, and is a valid and binding obligation of each party thereto, subject to the Bankruptcy and Equity Exception and except to the extent it has previously expired in accordance with its terms. None of the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in material violation of or in material default under any Company Material Contract, nor does there exist any condition which, upon the passage of time or the giving of notice or both, would reasonably be expected to (i) cause such a material violation of or material default or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Contract, (B) the right to accelerate the maturity or performance of any obligation of the Company or a Subsidiary under any Company Material Contract, (C) the right to cancel, terminate or materially modify any Company Material Contract or (D) a right to a penalty under any Company Material Contract.

3.12 Litigation. There is, and in the past 5 years there has been, no action, suit, proceeding, claim, arbitration, investigation or other judicial, administrative or arbitral proceeding (any of the foregoing, an “Action”) pending, or to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or their assets. There are no, and in the past 5 years there has not been, material judgments, orders, writs, injunctions or decrees outstanding against the Company or any of its Subsidiaries.

3.13 Environmental Matters.

(a) The Company and each of its Subsidiaries is in material compliance with, and is not in material violation of, and since January 1, 2007, has been in material compliance with all applicable Environmental Laws. The Company and each of its Subsidiaries possesses and is in material compliance with all permits, approvals, registrations, licenses and authorizations required under applicable Environmental Law (“Environmental Permits”) for its operations as currently conducted, all applications for renewal of such Environmental Permits have been timely made, and no loss or expiration of any such Environmental Permits is pending or, to the Company’s Knowledge, threatened.

(b) To the Company’s Knowledge, the properties operated by the Company and each of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances in an amount or concentration that would give rise to an obligation to act or disclose that condition under any Environmental Law.

(c) None of the Company nor any of its Subsidiaries has received a written notice that it is or may be subject to any material liability for any Hazardous Substance disposal or contamination on the property of any third party.

(d) None of the Company nor any of its Subsidiaries has released any Hazardous Substance into the indoor or outdoor environment except (i) in compliance with law or (ii) in an amount or concentration that would not reasonably be expected to give rise to any material liability or obligation under any Environmental Law.

(e) None of the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity addressing liability under any Environmental Law.

(f) The Company has made available to the Buyer correct and complete copies and results of any audits, reports, studies, analyses, tests or monitoring in the control or custody of the Company or any of its Subsidiaries pertaining to compliance by the Company and its Subsidiaries with Environmental Law and to any actual or potential releases of Hazardous Substances at, under, about or migrating to or from, the real property currently or formerly owned, leased or operated by the Company and its Subsidiaries.

(g) For purposes of this Agreement, the term “Environmental Law” means any foreign, international, multinational, federal, state, county, provincial or local law (including common law), statute, directive, rule or regulation relating to the environment, the protection of human health from exposure to Hazardous Substances, or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, recycling, generation or transportation of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances or solid, medical, mixed or hazardous waste; (ii) air, water or noise pollution; (iii) groundwater or soil contamination; (iv) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances, or solid, medical, mixed or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; or (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic, infectious, biological, radioactive or hazardous materials or substances or oil or petroleum products or solid, medical, mixed or hazardous waste.

(h) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste,” “contaminant,” “pollutant,” “hazardous material” or words of similar import pursuant to any Environmental Law; or (ii) any petroleum product, constituent or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(i) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in Sections 3.5, 3.7 and 3.13. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.16 and 3.17 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans maintained, or contributed to, by the Company, its Subsidiaries or any of the ERISA Affiliates of the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of the Company or its Subsidiaries or under which the Company, its Subsidiaries or any ERISA Affiliate has any liability with respect to any current or former employee, officer, director or independent contractor (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section

3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, phantom stock, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, agreement or arrangement, whether written or oral; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code) or (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), any of which includes the Company or its Subsidiaries.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan, including all amendments thereto, (ii) the three most recently filed annual reports (Form 5500 and all schedules thereto); (iii) the most recent Internal Revenue Service (the “IRS”) determination or opinion letter and each currently pending application to the IRS for a determination letter, (iv) the three most recent summary annual reports, actuarial reports, financial statements and trustee reports and (v) all records, notices and filings concerning IRS or Department of Labor audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and “reportable events” within the meaning of section 4043 of ERISA, and (vi) all current trust agreements, group annuity contracts and summary plan descriptions (and each summary of material modifications thereto), if any, relating to such Company Employee Plans.

(c) Each Company Employee Plan is being administered in all material respects in accordance with (i) ERISA, (ii) the Code, (iii) all other applicable laws and the regulations thereunder and (iv) its terms.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which material contributions have not been made or properly accrued to the extent required by GAAP.

(e) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS to the effect that such Company Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code or the period for obtaining such letter is still open. No such determination or opinion letter has been revoked and revocation has not been threatened, and no such Company Employee Plan has been amended since the date of its most recent determination or opinion letter or application therefor in any respect that would adversely affect its qualification. No act or omission has occurred with respect to any such Company Employee Plan that would reasonably be expected to adversely affect its qualification or materially increase its cost.

(f) Neither the Company, its Subsidiaries nor any of the ERISA Affiliates of the Company or any of its Subsidiaries has (i) within the past six (6) years maintained an Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) within the past six (6) years been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by (i) applicable law or (ii) the terms of any plan qualified under Section 401(a) of the Code.

(h) Except as set forth on Section 3.14(h) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries is a party to any agreement with any director, executive officer or other key employee of the Company or such Subsidiary the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement or providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee.

(i) Each Company Plan that is a nonqualified deferred compensation plan (as defined in Code Section 409A) complies in both form and operation with the requirements of Code Section 409A so that no amounts that have been paid pursuant to any such Company Employee Plan are subject to tax under Section 409A of the Code.

(j) Neither the Company, its Subsidiaries, any ERISA Affiliates, nor to the best knowledge of the Company, any fiduciary, trustee or administrator of any Company Employee Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Company Employee Plan which would subject any such Company Employee Plan, the Company or any of its Subsidiaries or ERISA Affiliates to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code. None of the assets of any funded Company Employee Plan that is subject to ERISA is invested in any property constituting “employer real property” or an “employer security,” within the meaning of Section 407 of ERISA.

(k) There are no pending audits or investigations by any Governmental Entity of any Company Employee Plan, and no threatened or pending claims (other than routine individual claims for benefits), litigation or proceedings of any Company Employee Plan, nor to the best knowledge of the Company is there any basis for any such claim, suit or proceeding.

(l) Neither the Company nor any Subsidiary or ERISA Affiliate has any commitment to modify or amend any Company Employee Plan (except as required by law or to retain the tax qualified status of any Company Employee Plan). Neither the Company nor any ERISA Affiliate has any commitment to establish any new benefit plan, program or arrangement.

(m)The Company and each Subsidiary and ERISA Affiliate has, for purposes of each Company Employee Plan and for all other purposes, correctly classified all individuals performing services for the Company as common law employees, leased employees, independent contractors or agents, as applicable.

3.15 Labor Matters.

(a) Set forth on Section 3.15(a) of the Company Disclosure Schedule is a list of all employees of the Company and each of its Subsidiaries as of the date of this Agreement and indicating for each such employee: name, employing entity, location, hire date, title or position, current base salary or hourly wage, vacation time (including flexible time-off and sick pay) accrual, and any contracts or agreements with the Company or any of its Subsidiaries to which such employee is a party. The Company shall update Section 3.15(a) of the Company Disclosure Schedule as of the day prior to Closing.

(b) Neither the Company nor any of its Subsidiaries is or has been a party to or bound by any collective bargaining agreement or any other labor-related agreement with any labor union, labor organization or works council. No labor union, labor organization or works council has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, there are no ongoing labor union organizing activities or campaigns with respect to any employees of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries is the subject of any pending Action asserting that the Company or such Subsidiary has committed an unfair labor practice, nor, to the Company’s Knowledge, is any such Action threatened. There is no labor strike, labor dispute, or work stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries and, since January 1, 2006, there has been no such action.

(d) The Company and each of its Subsidiaries is in material compliance with all, and is not in material violation of any, applicable laws relating to labor or labor relations and employment benefit terms and conditions, including any provisions thereof relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto; (ii) unlawful, wrongful, or retaliatory or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) immigration, workers’ compensation, classification, disability, unemployment compensation, whistleblower laws, and other employment laws; and neither the Company nor any of its Subsidiaries is liable for any arrearage, or any costs or penalties for failure to comply with any of the foregoing. All employees are authorized to work in the United States. A Form I-9 has been completed properly and retained with respect to each employee.

(e) No key employee or group of key employees of the Company or any of its Subsidiaries has given written notice to the Company or such Subsidiary that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company or such Subsidiary.

(f) To the Company’s Knowledge, the activities of the employees of the Company and its Subsidiaries with respect to the business of the Company and its Subsidiaries do not conflict with or constitute a breach of the terms of any employment agreement, intellectual property disclosure agreement, restrictive covenant or other agreement under which such employee is obligated or bound. Neither the Company nor any of its Subsidiaries has received (in the past two years) any written allegation asserting such a breach.

3.16 Compliance With Laws. Since January 1, 2006, the Company and each of its Subsidiaries is and has been in material compliance with, is not and has not been in material violation of, and, has not received any notice alleging any material violation with respect to, any Law. For the purposes of this Agreement, “Law” shall mean any federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

3.17 Permits. The Company and each of its Subsidiaries has all permits, licenses and franchises from Governmental Entities material to the lawful conduct of the business of the Company and its Subsidiaries, taken as a whole, as now being conducted (the “Company Permits”). The Company and each of its Subsidiaries is and has been in material compliance with the terms of each Company Permit.

3.18 Insurance. The Company and its Subsidiaries, taken together, maintain insurance policies with reputable carriers against risks of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses (the “Insurance Policies”). The Company has Insurance Policies in full force and effect for such amounts as are sufficient for compliance in all material respects with all requirements of applicable laws and of all Company Material Contracts. The Company and each of its Subsidiaries has complied in all material respects with the provisions of each material Insurance Policy under which it is the insured party. No insurer under any material Insurance Policy has provided notice to the Company or its applicable Subsidiary that it has cancelled or generally disclaimed liability under any such Insurance Policy or indicated any intent to do so or not to renew any such policy, nor has done so since January 1, 2007. There is no material claim by the Company pending with respect to any of its Insurance Policies.

3.19 Product Liability. No product liability claims have been received by the Company or any of its Subsidiaries and, to the Company’s Knowledge, no such claims have been threatened against the Company or any of its Subsidiaries relating to any of the products or product candidates currently being developed, tested or manufactured by or on behalf of the Company or any of its Subsidiaries. There are no, and since January 1, 2007, there has not been, judgments, orders, writs, injunctions or decrees outstanding against the Company or any of its Subsidiaries relating to product liability claims.

3.20 Regulatory Matters.

(a) The Company’s lixivaptan product candidate (“Lixivaptan”) is being, and at all times since January 1, 2007 has been, developed, tested, manufactured and stored, as applicable, in compliance in all material respects with the Federal Food, Drug and Cosmetic Act (the “FDA Act”) and applicable regulations issued thereunder by the United States Food and Drug Administration (“FDA”), including, as applicable, those requirements relating to the FDA’s current good manufacturing practices, good laboratory practices and good clinical practices.

(b) The Company has made available to the Buyer as of the date of this Agreement a complete and correct copy of each New Drug Application (“NDA”) and each Investigational New Drug application (“IND”) submitted to the FDA with respect to Lixivaptan, including all supplements and amendments thereto. The Company has completed and analyzed all clinical investigations, preclinical investigations, and any other studies, analyses, or other work necessary to compile and submit the Lixivaptan NDA for substantive review by FDA. The Lixivaptan NDA is complete, accurate, and in compliance, in each case in all material respects, with all relevant provisions of the FDC Act and FDA regulations and guidances, including but not limited to the content and format requirements set forth at 21 C.F.R. sec. 314.50.

(c) The clinical trials conducted by the Company or any of its Subsidiaries with respect to Lixivaptan were conducted in all material respects in accordance with all applicable clinical trial protocols and applicable requirements of the FDA and any Institutional Review Board (“IRB”), including, as applicable, the FDA’s good clinical practices and good laboratory practices regulations.

(d) None of the Company nor any of its Subsidiaries is subject to any investigation that is pending and of which the Company or such Subsidiary has been notified in writing or, to the Company’s Knowledge, which has been threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) (known as the “Anti-Kickback Statute”) or the Federal False Claims Act (31 U.S.C. §3729).

(e) To the Company’s Knowledge, none of the Company nor any of its Subsidiaries has submitted any claim for payment to any government healthcare program in connection with any referrals related to Lixivaptan that violated in any material respect any applicable self-referral Law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn (known as the “Stark Law”), or any applicable state self-referral law.

(f) To the Company’s Knowledge, none of the Company nor any of its Subsidiaries has submitted any claim for payment to any government healthcare program related to Lixivaptan in material violation of any laws relating to false claim or fraud, including the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law.

(g) The Company and each of its Subsidiaries has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, including the regulations promulgated thereunder (collectively “HIPAA”) and (ii) other applicable state privacy laws.

3.21 Affiliate Transactions. Other than in his or her capacity as a director, officer or employee of the Company or one of its Subsidiaries, no Affiliate of the Company or any of its Subsidiaries (a) owns any interest (other than capital stock of the Company or Company Options) in any property or right, tangible or intangible, which is used in the business of the Company and its Subsidiaries, (b) has been involved in any business arrangement or relationship with the Company or any of its Subsidiaries, or (c) owes any money to, or is owed any money by, the Company or any of its Subsidiaries.

3.22 Brokers. Except for the fees payable to JPM, no agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company, its Subsidiaries or any Affiliate of the Company or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct except as expressly set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, the ability of the Buyer or the Transitory Subsidiary to consummate, including any material delay in the Buyer’s ability to consummate, the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Buyer common stock are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 Litigation. There is no Action pending or, to the knowledge of the Buyer or the Transitory Subsidiary, threatened, against the Buyer or the Transitory Subsidiary, and neither the Buyer nor the Transitory Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation by the Buyer of the transactions contemplated by this Agreement or (b) otherwise prevent or materially delay performance by the Buyer or the Transitory Subsidiary of any of its material obligations under this Agreement.

4.4 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Financing. The Buyer and the Transitory Subsidiary have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

4.6 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer, the Surviving Corporation and their Affiliates, taken together, shall be able to pay their debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities), taken together. Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer, the Surviving Corporation and their Affiliates, taken together, shall have adequate capital to carry on their business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

4.7 No Other Representations or Warranties. Except for the representations and warranties set forth in Article III (as modified by the Company Disclosure Schedule), the Buyer and the Transitory Subsidiary hereby acknowledge and agree that (a) none of the Company or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, including with respect to any information provided or made available to the Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, and (b) other than with respect to claims of fraud or the right of Buyer and its Affiliates to be indemnified in accordance with and subject to the limitations of Article IX, none of the Company or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to the Buyer, the Transitory Subsidiary or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, resulting from the delivery, dissemination or any other distribution to the Buyer, the Transitory Subsidiary or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, or the use by the Buyer, the Transitory Subsidiary or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, of any such information provided or made available to any of them by the Company or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Buyer, the Transitory Subsidiary or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

4.8 Competing Products. Neither the Buyer nor any of its Affiliates engages in any business or other enterprise that develops, manufactures, distributes, markets, uses or sells or otherwise commercializes a product candidate or product for the treatment of hyponatremia.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except (i) as expressly provided or permitted herein, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as required by applicable law, or (iv) as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall use commercially reasonable efforts to, and to cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, maintain and preserve its business organization, assets and properties and preserve its business relationships with those having material business dealings with it. Without limiting the generality of the foregoing, except (I) as expressly provided or permitted herein, (II) as set forth in Section 5.1 of the Company Disclosure Schedule, or (III) as required by applicable law, during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any Company Stock, (ii) split, combine or reclassify any Company Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Stock or any other securities of the Company or (iii) purchase, redeem or otherwise acquire any shares of Company Stock or any other of securities of the Company or any rights, warrants or options to acquire any such shares or other securities of the Company;

(b) except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of Company Stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Stock upon the exercise of Company Options outstanding on the date of this Agreement);

(c) amend its Certificate of Incorporation, By-laws, limited liability company operating agreement or other organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material to the Company, except purchases of inventory, supplies and raw materials in the ordinary course of business;

(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business; provided that prior to the Company or any of its Subsidiaries selling, leasing, licensing, pledging, or otherwise disposing of or encumbering any of the Company Intellectual Property and Third Party Intellectual Property, prior written consent of Buyer is required;

(f) enter into any contract that would constitute a Company Material Contract if in effect on the date hereof, or waive any material right of the Company or any of its Subsidiaries under any Company Material Contract; provided, that prior to the Company or any of its Subsidiaries entering into any contract that would constitute, or waiving any material right of, any Intellectual Property Agreement, prior written consent of Buyer is required in each case;

(g) (i) incur any indebtedness (other than (A) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business and (B) intercompany indebtedness), (ii) make any loans, advances (other than routine advances to employees of the Company in the ordinary course of business) or capital contributions to, or investment in, any other person or entity other than the Company or any of its Subsidiaries or (iii) cancel, modify or waive any material debts or claims held by the Company or waive any rights of material value;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $25,000 in the aggregate, other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer;

(i) make any material changes in accounting methods, principles or practices, except as required by a change in GAAP;

(j) (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement Company Employee Plan or any collective bargaining agreement (except in the ordinary course of business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries or changes made in connection with any promotion or increase in duties or responsibilities in the ordinary course of business), (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or (v) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(k) make or change or revoke any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any amendment to a material Tax Return, settle any material claim or assessment in respect of Taxes, enter into a closing agreement with any Governmental Entity with respect to Taxes, take any action that would terminate or alter the application of any Tax holiday or similar favorable Tax arrangement or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(l) settle any material action, cause of action, suit, claim, investigation, audit, hearing or proceeding, whether civil, criminal, administrative or arbitral, whether at law or in equity; or

(m)authorize any of, or commit or agree to take any of, the foregoing actions.

5.2 Severance Costs. Prior to the Closing, the Company shall terminate all employees of the Company and pay all severance, accrued compensation and other amounts owed to such terminated employees in connection with such termination of employment (other than any amounts owed to such terminated employees with respect to Company Stock or Company Options or pursuant to the Bonus Plans or amounts set forth on Section 3.7 of the Company Disclosure Schedule).

5.3 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of July 12, 2011 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation. During the Pre-Closing Period, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use reasonable efforts to cause their respective directors, officers, employees and other agents not to, directly or indirectly, (a) solicit, initiate or knowingly encourage any Acquisition Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non public information for the purpose of encouraging or facilitating, any Acquisition Proposal or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. The Company shall promptly inform the Buyer of the identity of any person making an Acquisition Proposal during the Pre-Closing Period as well as the nature and material terms of any such Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets outside the ordinary course of business, stock purchase, recapitalization, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company or any of its Subsidiaries of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or total assets of the Company and its Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement. The Company shall, and shall cause its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than the Buyer and the Transitory Subsidiary) conducted heretofore with respect to any of the foregoing

6.2 Stockholder Consent or Approval. As expeditiously as possible, and in any event within two hours following the execution of this Agreement, the Company shall use commercially reasonable efforts to take all lawful action to obtain the Company Stockholder Approval pursuant to executed written consents (the “Written Consent”). Promptly following receipt of the Written Consent, the Company shall cause its corporate Secretary to deliver a copy of such Written Consent to the Buyer, together with a certificate executed on behalf of the Company by its corporate Secretary certifying that such Written Consent reflects the Company Stockholder Approval.

6.3 Access to Information. During the Pre-Closing Period, the Company and its Subsidiaries shall afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of their properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company and its Subsidiaries shall furnish promptly to the Buyer the information concerning their business, properties, assets and personnel as the Buyer may reasonably request. Any access provided to the Buyer or information provided by the Company and its Subsidiaries shall not constitute any expansion of or additional representations or warranties of the Company beyond those specifically set forth in this Agreement. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, none of the Company or any of its Subsidiaries shall have any obligation to provide the Buyer with any such access or information which is prohibited under applicable law or the terms of any agreement to which the Company or any of its Subsidiaries is a party as of the date hereof, or the provision of which would cause any applicable attorney-client privilege to be lost.

6.4 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.4(b), the Company and the Buyer shall each:

(i) use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) use its commercially reasonable efforts to make, as promptly as practicable, all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under any applicable law;

(iii) use its commercially reasonable efforts to obtain, as promptly as practicable, from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or the Buyer in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(iv)execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the other party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

(b) Each of the Company and the Buyer shall give (and the Buyer shall cause its Subsidiaries to give) any notices to third parties, and use, and, in the case of the Buyer, cause its Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that would have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments, other than the payment of customary filing fees, in connection with the fulfillment of its obligations under this Section 6.4.

6.5 Public Disclosure. The press release announcing the execution of this Agreement shall be issued in such form as shall be mutually agreed upon by the Company and the Buyer. Except as may be required by law or stock market regulations, the Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.6 Indemnification of Directors and Officers.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of the Buyer and the Surviving Corporation agree that all rights to indemnification, advancement and exculpation now existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company (each a “Company Indemnified Party”) and its Subsidiaries provided for in the Certificate of Incorporation or By-Laws of the Company in effect as of the date hereof shall continue in full force and effect to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations.

(b) Prior to the Closing Date, the Company shall, at no expense to the beneficiaries, purchase a “tail” or “run-off” policy for the directors’ and officers’ liability insurance currently maintained by the Company with respect to periods prior to the Closing Date, which provides coverage for six (6) years following the Effective Time on terms reasonably acceptable to the Company and the Buyer.

6.7 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is 47 reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger. Notwithstanding the prior sentence, if (i) any such notice relates to the occurrence of any event arising after the date of this Agreement (without breach of Section 5.1 or Section 6.1), (ii) such notice is delivered at least 5 days prior to the Closing Date, (iii) such notice is accompanied by a written statement from the Company informing the Buyer of the Company’s belief that the Buyer is entitled to terminate this Agreement in accordance with the provisions of Section 8.1(d) as a result of such notice (which statement shall be binding on the Company) (such written statement, a “Company Termination Right Notice”) and (iv) the Buyer does not exercise such right prior to the Closing, then the information set forth in such notice shall constitute an amendment of the representation or warranty to which it relates for purpose of Article IX of this Agreement such that the Buyer shall not be entitled to indemnification under Article IX of this Agreement with respect to such matter to the extent of the information so disclosed. Within five Business Days of receipt of a Company Termination Right Notice, the Buyer shall provide written notice to the Company, which notice shall be binding on the Buyer, pursuant to which the Buyer shall agree or dispute that the Buyer is entitled to terminate this Agreement in accordance with the provisions of Section 8.1(d) as a result of such Company Termination Right Notice.

6.8 [Reserved.]

6.9 280G Matters. Prior to the Effective Time, the Company shall submit to a stockholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) listed in Section 6.9 of the Company Disclosure Schedule to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that, if such vote is adopted by the Company stockholders in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such vote shall determine whether the “disqualified individuals” are entitled to the payment or other compensation. In addition, the Company shall provide adequate disclosure to Company stockholders that hold voting Company Stock of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to any such “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder.

6.10 Tax Matters.

(a) The Buyer and the Company agree that they will treat the Closing Date as the last day of the Company’s 2011 tax year for federal income tax purposes. The Indemnification Representative shall, at the cost of the Company Participating Equityholders, prepare or cause to be prepared the federal and state income Tax Returns for the Company for the taxable period that ends on the Closing Date (the “Closing Date Tax Returns”). The Closing Date Tax Returns shall be prepared on a basis consistent with the last previous similar federal and state income Tax Returns filed by the Company. The Indemnification Representative shall provide the Buyer with copies of each Closing Date Tax Return for review and comment at least 15 days prior to the respective filing due date for such Closing Date Tax Return and shall make any changes thereto reasonably requested by the Buyer, and thereafter the Buyer shall timely file or cause to be filed with the appropriate Governmental Entity such Closing Date Tax Return. Buyer shall cooperate, and shall cause the Surviving Corporation to cooperate, with the Indemnification Representative with respect to its obligations pursuant to this Section 6.10, including, but not limited to, (a) providing reasonable access to the books and records of the Surviving Corporation and to the personnel or representatives of Buyer or the Surviving Corporation, including but not limited to individuals responsible for preparing the Company’s past income Tax Returns, (b) using commercially reasonable efforts to enter into or amend the Company’s engagements with third party service providers assisting with such Tax Returns to assign and delegate authority to the Indemnification Representative, subject to the limitations set forth in this Section 6.10, as necessary for the Indemnification Representative to manage and direct such third party service providers with respect to the preparation of such Tax Returns, or (c) in the event that third party service providers will not agree to such an assignment and delegation, then otherwise ensuring that the Indemnification Representative shall have access to and the ability to direct (even if indirectly through Buyer or the Company) the Company’s third party service providers in a manner reasonably sufficient to permit the Indemnification Representative to fulfill its obligations under this Section 6.10; provided, that, any out of pocket fees or expenses incurred in connection with the foregoing shall be borne by the Company Participating Equityholders. Notwithstanding the foregoing, the Company shall retain the sole and exclusive authority and all obligations with respect to the filing of any such Tax Returns.

(b) Promptly following the filing of the Closing Date Tax Returns, the Indemnification Representative shall, at the cost of the Company Participating Equityholders, prepare or cause to be prepared, and the Buyer shall file, or caused to be filed, on behalf of the Company, a Form 1139, Corporation Application for Tentative Refund (or if a Form 1139 is not permitted by applicable law, one or more Forms 1120X, as needed), carrying back any net operating loss (a “NOL”) or research and development tax credits reflected on the Company’s federal Closing Date Tax Return to the extent permitted under applicable law.

(c) Within 5 Business Days after the Buyer or any of its Affiliates (including the Company) receives a refund of Taxes from the filing of the Form 1139 or Form 1120X(s), as the case may be (including any interest paid thereon, the “NOL Tax Refund”), the Buyer shall (i) pay to the party or account designated by the Indemnification Representative an amount of cash equal to 90% of the amount of the NOL Tax Refund and (ii) deposit an amount of cash equal to 10% of the NOL Tax Refund (the “Tax Escrow Funds”) in a separate account with the Escrow Agent. In the event that the Company is requested by a Governmental Entity to repay any amount of the NOL Tax Refund or any other Tax Refund, the Buyer may obtain reimbursement for the repayment of all such amounts (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) and any out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by the Buyer or any of its Affiliates (including the Surviving

Corporation) in connection with an audit by the IRS of the NOL Tax Refund first from the Tax Escrow Funds, and then, the General Escrow Funds, and then, if the Tax Escrow Funds and the General Escrow Funds are insufficient for the Buyer to recover all such amounts and expenses, by exercising the Buyer’s right of set off pursuant to Section 9.6 hereof. Within five (5) Business Days after earliest to occur of (i) the Company’s receipt of letter 1574 (P) (or comparable letter) from the IRS’s Joint Committee Specialist indicating that the Joint Committee on Taxation (the “JCT”) has taken no exceptions to the conclusions reached by the IRS with respect to the permissibility of the NOL Tax Refundor a portion thereof; (ii) the Company’s receipt of a Revenue Agent Report (not subject to JCT review) with respect to the Closing Date Tax Return agreeing to the determination of the NOL Tax Refund or a portion thereof; or (iii) the later to occur of either (a) three years from the later of (x) the due date of the Closing Date Tax Return or (y) the date such return is filed or (b) the expiration of any consent to extend the statute of limitations (Form 872) for the Closing Date Tax Return under Section 6501(c)(4) of the Code, the Buyer and the Indemnification Representative shall jointly instruct the Escrow Agent to release the balance of the Tax Escrow Funds, to the extent not subject to any outstanding claims pursuant to Article IX hereof, to (A) the Buyer or the party or account designated by the Indemnification Representative, as applicable, for distribution pursuant to the Company Participating Equityholders (other than the Bonus Plan Participants) in accordance with Section 2.6(b), if the release occurs as the result of clause (i) or (ii) and there is no reduction in the amount of the NOL Tax Refund or if the release occurs as the result of clause (iii), (B) the Buyer or the Indemnification Representative, as applicable, for distribution pursuant to the Company Participating Equityholders (other than the Bonus Plan Participants) in accordance with Section 2.6(b) an amount equal to the portion of the NOL Refund Claim not required to be repaid to the IRS, if the release occurs as the result of clause (i) or (ii) and the approved amount is less than the NOL Tax Refund by an amount less that the Tax Escrow Funds, or (C) to the Buyer, if the release occurs as the result of clause (i) or (ii) and the approved amount is less than the NOL Tax Refund by an amount that exceeds the Tax Escrow Funds.

(d) Any transfer, sales, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the Merger and other transactions contemplated hereby (“Transfer Taxes”) shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Company. The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Taxes to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Taxes for any taxable period (or portion thereof) beginning on or after the Closing Date.

(e) On or prior to the Closing Date, the Company shall provide the Buyer with a properly executed “FIRPTA” certificate prepared in accordance with Treasury Regulations Section 1.1445-2 certifying that the interests in the Company being transferred pursuant to this Agreement are not “United States real property interests” within the meaning of Sections 897 or 1445 of the Code or the Treasury Regulations promulgated thereunder.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) for representations and warranties which are qualified by materiality or Company Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) Secretary’s Certificate. The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the copies of the Certificate of Incorporation and By-Laws, each as in effect from the date of this Agreement until the Closing Date, (ii) a copy of the votes of the Company Board authorizing and approving the applicable matters contemplated hereunder and (iii) written consents constituting the Company Stockholder Approval.

(d) Amendment of Wyeth License. The Wyeth License shall have been amended in a manner reasonably satisfactory to the Buyer so as to provide that any payments pursuant to Sections 5.2 and 5.5 thereunder shall be paid as contemplated by Section 2.6(a)(i).

(e) Absence of Pending Proceedings. No Action that seeks to restrain, restrict, limit, prohibit or enjoin the transactions contemplated by this Agreement or seeks monetary relief by reason of the consummation of such transactions shall be pending.

(f) NDA Filing. The Company shall have submitted NDA 203009 for Lixivaptan (the “Lixivaptan NDA”) to the FDA and the Buyer shall have received evidence thereof reasonably satisfactory to the Buyer from the Company.

(g) Closing Cash and Cash Equivalents. The total amount of cash and cash equivalents on hand at the Company as of the Effective Time shall be no less than the amount necessary for the Company to meet its Liabilities in excess of $2,000,000; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) representations and warranties which are qualified by materiality or Buyer Material Adverse Effect , in which case such representations and warranties shall be true and correct in all respects); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(f), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after receipt of the Company Stockholder Approval:

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by January 6, 2012 (the “Outside Date”); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action (including the enactment of a Law), in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

(e) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied and (ii) shall not have been cured within 10 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company; or

(f) by the Buyer, if the Company Stockholder Approval shall not have been obtained within two hours following the date of this Agreement.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for damages (including, in the case of damages sought by the Company, damages based on the consideration payable to the Company Participating Equityholders pursuant to this Agreement) for any willful breach of this Agreement (including such party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement) and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses. Except as set forth in this Section 8.3 or on the certificate delivered pursuant to Section 1.6, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Company Stockholder Approval, but, after receipt of the Company Stockholder Approval no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Company Participating Equityholders. Subject to the terms and conditions of this Article IX, from and after the Closing, the Company Participating Equityholders shall indemnify, defend and hold harmless the Buyer and its Affiliates (including, after the Effective Time, the Company) and their respective and their respective successors and permitted assigns, officers, employees, directors, equityholders, members and partners (the “Buyer Indemnified Parties”) against any and all claims, losses, liabilities and damages whatsoever, interest, penalties and costs and expenses, including reasonable attorneys’, accountants’ and expert witnesses’ fees, and costs and expenses of investigation and amounts paid in settlement, court costs, and other expenses of litigation, including in respect of enforcement of their indemnity rights hereunder (collectively, “Damages”) incurred or suffered by the Buyer Indemnified Parties arising out of, resulting from or constituting:

(a) any breach of a representation or warranty of the Company made in or pursuant to this Agreement or the certificate required by Section 7.2(a);

(b) any breach or non-fulfillment by the Company of any covenant or agreement made in or pursuant to this Agreement, to the extent that such breach or non-fulfillment occurs at or prior to the Effective Time;

(c) any Liabilities of the Company as of the Effective Time in excess of an amount equal to (x) $2,000,000 plus (y) the Excess Liability Amount in the aggregate;

(d) any liability of the Company or any of its Subsidiaries for any Tax imposed upon the Company or any of its Subsidiaries for (i) any taxable period ending on or before the Closing Date, (ii) any taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), limited to the amount of Tax allocable to the pre-Closing portion of such Straddle Period which shall be (A) in the case of Taxes that are imposed on an annual basis (such as real property taxes), the amount of such Taxes for the entire Straddle Period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period up to and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (B) in the case of Taxes that are not described in clause (A) (such as income Taxes, Taxes imposed in connection with the sale or other transfer or assignment of property, and payroll and similar Taxes), the amount that would have been payable if the taxable year or period of the Company and its Subsidiaries ended on the close of business on the Closing Date, (iii) any amounts required to be repaid by the Company Participating Equityholders pursuant to Section 6.11(c), and (iv) any Transfer Taxes borne by Buyer that were the responsibility of the Company pursuant to Section 6.11(d) (all such liabilities, amounts and Taxes described in this Section 9.1(d), the “Tax Losses”);

(e) any Dissenting Shares;

(f) any failure by the Indemnification Representative to take any action or pay any amounts that this Agreement provides that the Indemnification Representative will take or pay;

(g) any application user or similar fee paid or required to be paid in connection with the submission of the Lixivaptan NDA pursuant to Section 7.2(f) or any resubmissions thereof because the FDA refused to file the Lixivaptan NDA for a reason under paragraph (d) or (e) of 21 CFR 314.101; and

(h) any breach by any Company Participating Equityholder, or by the legal counsel or other advisors of the Indemnification Representative, of the confidentiality commitments contemplated by Section 2.3(e)(ii).

9.2 Indemnification by Buyer. Subject to the terms and conditions of this Article IX, from and after the Closing, the Buyer shall indemnify the Company Participating Equityholders harmless against any and all Damages incurred or suffered by any Company Participating Equityholder resulting from or constituting:

(a) any breach of a representation or warranty of the Buyer or the Transitory Subsidiary made in or pursuant to this Agreement or the certificate required by Section 7.3(a); or

(b) any failure by the Buyer or the Transitory Subsidiary to perform any covenant or agreement made in or pursuant to this Agreement.

9.3 Claims for Indemnification.

(a) Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. A person entitled to indemnification under this Article IX (an “Indemnified Party”) shall give prompt written notification to the Indemnifying Party (a “Third Party Claim Notice”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Subject to Section 9.5(e), for purposes of this Agreement, “Indemnifying Party” means (i) in the case of a claim for indemnification by the Buyer, the Company Participating Equityholders and (ii) in the case of a claim for indemnification by the Company Participating Equityholders, the Buyer. Such Third Party Claim Notice shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third party claim and the amount of the Damages claimed (the “Third Party Claim Amount”). Within 30 days after delivery of such Third Party Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party and at the Indemnifying Party’s expense only for so long as (i) such Third Party Claim involves only monetary damages in a civil proceeding and does not seek an injunction or other equitable relief, (ii) the Indemnifying Party expressly agrees in such notice to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to fully satisfy and discharge such third-party claim, and (iii) the Indemnifying Party diligently contests such claim. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Damages for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for all Indemnified Parties. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

(b) Procedure for Claims Not Involving Third Parties. An Indemnified Party wishing to assert a claim for indemnification under this Article IX that does not involve a third-party claim shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claim Amount”) of any Damages reasonably claimed to have been incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IX and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claim Amount (in which case if the Indemnifying Party is the Buyer, such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claim Amount, by check or by wire transfer and (y) if the Indemnifying Party is the Company Participating Equityholders, the Buyer shall be entitled to recover first from the General Escrow Funds and then by exercising its right of set off pursuant to Section 9.6 with respect to the Claim Amount), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”) (in which case (x) if the Indemnifying Party is the Buyer, such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer and (y) if the Indemnifying Party is the Company Participating Equityholders, the Buyer shall be entitled to recover first from the General Escrow Funds and then by exercising its right of set off pursuant to Section 9.6 with respect to the Agreed Amount) or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claim Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.10.

9.4 Survival.

(a) Except as otherwise provided in Sections 9.4(b)-(e), the representations and warranties in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is eighteen (18) months following the Closing Date, at which time they shall expire. Each of the covenants and agreements contained herein shall survive the Closing and continue in full force and effect until performed in accordance with their terms.

(b) The representations and warranties contained in Section 3.13 (Environmental Matters) and Section 3.14 (Employee Benefit Plans) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is two (2) years following the Closing Date, at which time they shall expire.

(c) The representations and warranties contained in Sections 3.10 (Intellectual Property) and 3.20 (Regulatory Matters) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is three (3) years following the Closing Date, at which time they shall expire.

(d) The representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.5(b) (Excess Closing Liabilities) and Section 3.22 (Brokers) (collectively, the “Fundamental Representations”) and claims based on fraud shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is 60 days following the expiration of the applicable statutes of limitations (giving effect to any extension or waiver thereof), at which time they shall expire.

(e) The representations and warranties contained in Section 3.8 (Taxes) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is 60 days following the expiration of the applicable statutes of limitations (giving effect to any extension or waiver thereof), at which time they shall expire.

(f) If an indemnification claim is properly asserted in writing pursuant to Section 9.3 prior to the expiration as provided in Sections 9.4(a)-(e) of the representation, warranty, covenant or agreement that is the basis for such claim, then such representation, warranty, covenant or agreement shall survive until, but only for the purpose of, the resolution of such claim.

9.5 Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Buyer Indemnified Parties shall not be permitted to recover any Damages incurred or suffered by Buyer Indemnified Parties resulting from any breach by the Company of its representations and warranties pursuant to Section 9.1(a) (other than with respect to the Fundamental Representations) until all Damages incurred by the Buyer Indemnified Parties pursuant to such section exceed $150,000 in the aggregate, at which point the Buyer shall be entitled to recover all such Damages in excess of $150,000. Solely for the purpose of determining the existence of, and calculating the amount of any Damages arising out of or resulting from, any breach of any representation or warranty of the Company contained in this Agreement (other than any breach of any representation or warranty contained in Section 3.6(ii) (Absence of Certain Changes)) or the certificates required by Sections 7.2(a), and 7.3(a), such representation or warranty shall be read without regard to any Material Adverse Effect or materiality qualifiers contain therein.

(b) In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article IX that are consequential, special or punitive or otherwise not actual damages; provided, however, that this sentence shall not apply to or limit in any respect any claim by the Company Participating Equityholders based on a breach of Section 2.5(c) or 2.5(d) (other than any such damages payable to third parties). Each party shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate the Damages for which indemnification is provided to it under this Article IX.

(c) The amount of Damages recoverable by an Indemnified Party under this Article IX with respect to an indemnity claim shall be reduced by the amount of any insurance payment received by such Indemnified Party (or an Affiliate thereof) with respect to such indemnity claim less any costs of recovery and resulting increases in premiums. An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs, and the parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already been indemnified by the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article IX with respect to such claim plus the amount of the insurance payments received, over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article IX.

(d) Except with respect to claims for equitable relief made with respect to breaches of any covenant or agreement contained in this Agreement, (i) the rights of the Indemnified Parties under this Article IX and Section 6.10(c) shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement and (ii) the right to (x) seek recourse against the General Escrow Funds and the Tax Escrow Funds and (y) set-off set forth in Section 9.6 shall be the sole and exclusive means for the Buyer Indemnified Parties to collect any Damages for which they are entitled to indemnification under this Article IX. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

(e) For purposes of this Article IX, (i) if the Company Participating Equityholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Indemnification Representative and (ii) if the Company Participating Equityholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Indemnification Representative.

9.6 Right of Set Off.

(a) In the event that the Buyer has made a good faith claim for indemnification in accordance with this Article IX or Section 6.10(c), and any Product Payments are required to be made after such time that Wyeth received $20,000,000 as contemplated by Section 2.6(a)(i), then such Product Payments shall be reduced by an aggregate amount (a “Set Off Amount”) equal to the Claim Amount stated in the Claim Notice or Third Party Claim Notice, as applicable, for such indemnification claim to the extent such Claim Amount has not been recovered from the remaining Tax Escrow Funds or General Escrow Funds, as applicable, or pursuant to this Section 9.6(a); provided, however, that the Set Off Amount resulting from any claim for indemnification pursuant to Section 9.1(a) shall not exceed 15% of such Product Payment.

(b) In any case where the Buyer is entitled to reduce a Product Payment pursuant to Section 9.6(a), the Buyer shall, on the date on which the payment of each Product Payment with respect to which such right was exercised would otherwise have been due, deliver a written notice to the Indemnification Representative stating that Buyer has exercised its rights thereunder with respect to such Product Payment, the amount of the applicable Set Off Amount and an identification of the Claim Notice that provides notice of the claim that is the basis of the Buyer’s having exercised its rights in this Section 9.6.

(c) In any case where the Buyer retains a Set Off Amount pursuant to this Section 9.6, if it is later determined that the Buyer was not entitled to indemnification with respect to all or any portion of such Set Off Amount by (i) a final, non appealable judgment of a court of competent jurisdiction, (ii) a final, binding resolution of an arbitrator or (iii) the mutual agreement of Buyer and the Indemnification Representative, Buyer shall promptly (and, in any event, within 10 Business Days) pay the Set Off Amount with respect to which Buyer was not entitled to indemnification to the party or account designated by the Indemnification Representative for distribution pursuant to Section 2.6(b).

9.7 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article IX or Section 6.10(c) shall be treated as an adjustment to the Applicable Merger Consideration for tax purposes to the extent permitted by law.

ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Transitory Subsidiary, to

Cornerstone Therapeutics, Inc.

1255 Crescent Green Drive, Suite 250

Cary, NC 27518

[####]

[####]

with a copy to:

Dechert LLP

902 Carnegie Center

Suite 500

Princeton, NJ 08540-6531

[####]

[####]

(b) if to the Company, to

Cardiokine, Inc.

30 South 15th Street, 15th Floor

Philadelphia, PA 19102

Attn: Chief Executive Officer

[####]

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

[####]

[####]

[####]

(c) if to the Indemnification Representative, to

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

[####]

[####]

[####]

[####]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

[####]

[####]

[####]

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

10.2 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Buyer Disclosure Schedule and the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms until the Effective Time.

10.3 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other person or entity any rights or remedies hereunder, except (a) with respect to Section 6.6 (with respect to which the Company Indemnified Parties shall be third party beneficiaries), (b) with respect to Section 6.10 (with respect to which the Company Participating Equityholders shall be third party beneficiaries), (c) with respect to Section 9.2 (with respect to which the Company Participating Equityholders shall be third party beneficiaries), (d) prior to the Effective Time, for the right of Company Participating Equityholders to pursue claims for damages (including damages based on loss of the economic benefits of the transaction to the Company Participating Equityholders) and other relief (including equitable relief) for any breach of this Agreement by the Buyer or the Transitory Subsidiary, whether or not this Agreement has been validly terminated pursuant to Article VIII, which right is hereby expressly acknowledged and agreed by the Buyer and the Transitory Subsidiary, and (b) from and after the Effective Time, the rights of Company Participating Equityholders to receive the consideration set forth in Article II. The rights granted pursuant to clause (d) of this Section 10.3 shall only be enforceable on behalf of the Company Participating Equityholders by the Company in its sole and absolute discretion, as agent for the Company Participating Equityholders and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to the Company Participating Equityholders or (ii) retained by the Company for the use and benefit of the Company on behalf of the Company Participating Equityholders in any manner the Company deems fit. In addition, no provision of this Agreement shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of the Company or Buyer to amend, modify or terminate any such employee benefit plan.

10.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer or the Transitory Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates; provided that such transfer or assignment shall not relieve the Buyer or the Transitory Subsidiary of its primary liability for its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Buyer or the Transitory Subsidiary. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or .pdf transmission.

10.7 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase o the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (vi) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a person or entity are also to its permitted successors and assigns; (viii) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (x) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; and (xi) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.9 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

10.11 Disclosure Schedules. The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the ordinary course of business.

10.12 Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge as of the date hereof of each of Amber Salzman, Mark Guerin, Cesare Orlandi, Leonard Selihar and Roger Hunter.

[Signature page follows]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CORNERSTONE THERAPEUTICS, INC.

By:	/s/ Craig A. Collard
Name: Craig A. Collard
Title: Chief Executive Officer

COHESION MERGER SUB, INC.

By:	/s/ Andrew Powell
Name: Andrew Powell
Title: President

CARDIOKINE, INC.

By:	/s/ Amber Salzman
Name: Amber Salzman
Title: Cheif Executive Officer

SHAREHOLDER REPRESENTATIVE
SERVICES LLC, solely in its capacity as the
Indemnification Representative

By:	/s/ Mark B. Vogel
Name: Mark B. Vogel
Title: Managing Director

[Signature Page to Merger Agreement}